Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

BETWEEN

SM ENERGY COMPANY,

AS SELLER,

CATURUS ENERGY, LLC,

AS PURCHASER,

AND

CATURUS HOLDCO, LLC

(SOLELY FOR PURPOSES OF Section 7.8)

DATED: February 17, 2026

TABLE OF CONTENTS

(i)

(ii)

(iii)

(iv)

(v)

EXHIBITS

Exhibit A-1	Leases
Exhibit A-2	Rights-of-Way
Exhibit B-1	Wells
Exhibit B-2	Well Locations
Exhibit C	Form of Assignment and Bill of Sale
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Select Water Agreement

SCHEDULES

Schedule 1.1(a)	Seller’s Knowledge Persons
Schedule 1.1(b)	Purchaser’s Knowledge Persons
Schedule 2.2(e)	Inventory
Schedule 2.2(j)	Water ROWs
Schedule 2.2(k)	Water Assets
Schedule 2.3(f)(ii)	Excluded Refunds
Schedule 2.3(y)	Excluded Other Assets, Contracts or Rights
Schedule 3.2(e)	Imbalances (Underproduced Volumes)
Schedule 3.3(h)	Imbalances (Overproduced Volumes)
Schedule 5.4	Asset Taxes
Schedule 5.8(a)	Preferential Rights
Schedule 5.8(b)	Required Consents
Schedule 5.9	Litigation
Schedule 5.10(a)	Material Contracts
Schedule 5.10(b)	Material Contract Matters
Schedule 5.11	Imbalances
Schedule 5.13	Burdens
Schedule 5.14	Certain Obligations
Schedule 5.15	Environmental Matters
Schedule 5.17	Outstanding Capital Commitments
Schedule 5.18	Compliance with Laws
Schedule 5.21	Plugged and Abandoned Wells
Schedule 5.22	Suspense Funds
Schedule 5.24	Permits
Schedule 5.28	Certain Transfers
Schedule 5.29	Insurance
Schedule 5.32	Credit Support
Schedule 6.3	No Conflicts
Schedule 6.6	Purchaser Existing Credit Agreement Consents
Schedule 7.1	Operations
Schedule 7.1(a)	AFE Operations
Schedule 7.6	Financing Addendum
Schedule 8.7	Required Approvals
Schedule 8.8	Certain Required Consents
Schedule 11.12(b)	Allocated M&M Agreements
Schedule 14.2(b)	Approved Hedges
Schedule SL	Retained Specified Litigation

(vi)

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made as of February 17, 2026 (the “Execution Date”), by and between SM Energy Company, a Delaware corporation (“Seller”) on one hand, and (i) Caturus Energy, LLC, a Delaware limited liability company (“Purchaser”), and (ii) solely for purposes of Section 7.8, Caturus Holdco, LLC, a Delaware limited liability company, on the other. Seller and Purchaser are sometimes referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

WITNESSETH

WHEREAS, Seller desires to sell to Purchaser the Assets (as defined below) owned by Seller and Purchaser is willing to purchase the Assets from Seller, upon the terms and conditions set forth in this Agreement:

NOW THEREFORE, in consideration of the mutual promises of the Parties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS

Section 1.1             Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings given such terms as set forth in Appendix A attached to this Agreement.

Article II
PURCHASE AND SALE

Section 2.1             Agreement to Purchase and Sell. At the Closing, and subject to the terms and conditions of this Agreement, Purchaser agrees to purchase the Assets from Seller, and Seller agrees to sell, transfer and assign the Assets to Purchaser, effective as of the Effective Time.

Section 2.2             The Assets. The term “Assets” shall mean all of Seller’s right, title and interest in and to the following, less and except for the Excluded Assets:

(a)            the oil and gas leases described on Exhibit A-1, and all rights incident thereto and derived therefrom, including all depths owned by Seller, whether or not described on Exhibit A-1 (collectively, the “Leases”), together with any leasehold estates, royalty interests, overriding royalty interests, fee minerals, net profits interests and other rights and interests to the oil and gas in place, if any, in each case, covered by such Leases or located in or under or burdening the Lands, whether or not described on Exhibit A-1;

(b)            the wells described on Exhibit B-1 and all other wells (including all disposal or injection wells) located on any of the Leases, Units, or Lands whether such wells are producing, shut-in or abandoned (the “Wells”);

(c)            all rights, titles, claims and interests in, under or derived from the Leases, the lands covered by the Leases or, if applicable, included units arising on account of Leases being pooled, communitized or unitized therewith including pursuant to consolidation agreements (the “Units” and the lands covered by the Leases or pooled, unitized, communitized or consolidated therewith being herein referred to as the “Lands”);

(d)            all surface interests (including surface fee) and the Rights-of-Way set forth on Exhibit A-2 or otherwise located on the Lands (in whole or in part);

(e)            all equipment, SCADA, radio towers, machinery, fixtures and other personal and mixed property, operational and nonoperational, known or unknown, located on or primarily used or held for use in connection with the ownership, operation or development of the Leases, Wells, Units or other Assets, including the inventory set forth in Schedule 2.2(e), and pipelines, gathering systems, wellheads, well equipment, casing, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, processing, treating and separation facilities, structures, materials and other items located on or primarily used or held for use in the ownership, operation or development of the Leases, Well, Units or other Assets (collectively, the “Equipment”);

(f)             all accounts, trade credits, accounts receivable, and all other proceeds, income or revenues attributable to the Assets with respect to any period of time from and after the Effective Time;

(g)            all claims, refunds, and other rights to the extent such items (i) arise from or by their terms relate to the Assumed Obligations or (ii) are otherwise expressly allocated to Purchaser under the other provisions of this Agreement;

(h)            all Records;

(i)             [Reserved];

(j)             an undivided seventy-five percent (75%) interest in the Rights-of-Way set forth on Schedule 2.2(j) (with Seller retaining the remaining twenty-five percent (25%) interest therein, which retained interest shall constitute an Excluded Asset);

(k)            subject to those items set forth on Schedule 2.3(y), (i) all water-related infrastructure and facilities, including pipelines, flowlines, retention or impoundment facilities, pumping stations, take-point facilities, measurement facilities, treatment, processing, recycling, source and disposal facilities, and all related equipment and appurtenances, in each case, to the extent located on any of the Leases, Units, or Lands, including the Assets described on Schedule 2.2(k) – Part I, and (ii) a portion of the rights and obligations associated with the Select Water Agreement, as more particularly described on Schedule 2.2(k) – Part II;

(l)             to the extent that they may be assigned, all Permits that are used or held for use in connection with the ownership or operation of the other Assets;

(m)            to the extent they may be assigned without payment of additional consideration to third parties (unless Purchaser has separately agreed in writing to pay), and subject to obtaining any necessary consents, the Existing Contracts; and

(n)            all Hydrocarbons under the Leases, Units or Lands and that may be produced and saved under or otherwise be allocated or attributable to the Leases, Wells, Units and/or Lands to the extent such Hydrocarbons were produced from and after the Effective Time (including Hydrocarbons produced from or attributable to the Assets in storage or existing in stock tanks, pipelines and/or plants (including inventory)) and all Imbalances relating to the Assets.

Section 2.3             Excluded Assets. The following are specifically excluded from the Assets and are reserved by Seller (collectively, “Excluded Assets”):

(a)            all of Seller’s corporate minute books, financial and Tax records (including Seller’s Tax Returns other than Tax Returns for ad valorem Taxes imposed with respect to the Assets for the four (4) Taxable years ending on or before the Closing Date) and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets);

(b)            all accounts, trade credits, accounts receivable, and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time except to the extent relating to an Assumed Obligation and other than the proceeds of Hydrocarbons with respect to (i) Hydrocarbons in pipelines, storage or in tanks above the pipeline sales connection, in each case, as of the Effective Time, (ii) any unsold inventory of Hydrocarbon products as of the Effective Time, or (iii) any positive Imbalances relating to the Assets (regardless of the time of occurrence), in each case of subclause (i) through (iii), solely to the extent Seller has been credited with an upwards adjustment to the Purchase Price according to Section 3.2(b);

(c)            all claims and causes of action, manufacturer’s and contractor’s warranties and other rights of Seller arising under or with respect to any Existing Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds), except to the extent any of the foregoing relates to any of the Assumed Obligations;

(d)            subject to Section 4.16, all rights and interests of Seller (i) under any policy or agreement of insurance, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards;

(e)            except to the extent Seller has been credited with an upward adjustment to the Purchase Price, all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time other than Hydrocarbons produced from or attributable to the Assets in storage or existing in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time;

(f)             any claim, right or interest of Seller in or to any refunds or loss carry forwards, together with any interest due thereon or penalty rebate arising therefrom, with respect to (i) any and all Income Taxes imposed on Seller or any of its Affiliates, (ii) any Asset Taxes allocable to Seller pursuant to Section 13.1 to the extent provided in Section 12.3, including those refunds described on Schedule 2.3(f)(ii) or (iii) any Asset Taxes attributable to the Excluded Assets, except, in each case, to the extent such items (A) arise from or by their terms relate to the Assumed Obligations or (B) are items otherwise allocated to Purchaser under the other provisions of this Agreement;

(g)            all personal computers and associated peripherals and all radio and telephone equipment (but excluding SCADA systems assets) except and unless located on any of the Leases, Units, Wells, Lands or other Assets to be assigned;

(h)            all servers and all intangible information technology assets, including (i) computer, server, proprietary and Seller and its Affiliates’ specific software and (ii) any other intangible information technology assets;

(i)             except as provided in the definition of “Assets,” all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(j)             the Excluded Records;

(k)            all data that cannot be disclosed to Purchaser as a result of confidentiality arrangements under agreements with third parties (provided that the existence of such agreements has been disclosed to Purchaser in writing and Seller has used its commercially reasonable efforts to cause such confidentiality restrictions to be waived; provided further, that any such efforts shall not include an obligation to pay or otherwise provide compensation in connection with obtaining such waiver if Purchaser has not agreed to reimburse Seller for such amounts);

(l)             all audit rights arising under any of the Existing Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except to the extent related to the Assumed Obligations or are items otherwise allocated to Purchaser under the other provisions of this Agreement and except with respect to any Imbalances;

(m)            except to the extent licensed to Purchaser under the Seismic Data License Agreement, all geological, geophysical, geochemical, petrophysical, engineering, reservoir, and technical data, interpretations and information relating to the Assets, including, (i) all seismic data and surveys, (ii) all core samples, sidewall cores, cuttings, fluids, rock samples and laboratory analyses, (iii) all well logs, (iv) geological maps, structure maps, isopach maps, cross-sections and stratigraphic correlations, (v) all geophysical and geological interpretations, models, inversions, attribute studies and seismic interpretation projects, (vi) all reservoir and petrophysical models, and (vii) all analyses, studies, reports, compilations, derivative works and interpretations based on or derived from any of the foregoing, in each case, whether in analog, digital or other form;

(n)            documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller or its Affiliates or representatives, (ii) offers submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates or representatives of any offers submitted by any prospective purchaser, (iv) correspondence between or among Seller or its Affiliates or representatives, on the one hand, and any prospective purchaser other than Purchaser, on the other hand, and (v) correspondence among Seller or its Affiliates or representatives with respect to any other offers, the prospective purchasers, or the transactions contemplated by this Agreement;

(o)            any offices, office leases, and any personal property located in or on such offices or office leases;

(p)            Seller’s retained interest in the Rights-of-Way expressly described in Section 2.2(j) of the definition of “Assets”;

(q)            (i) all water rights of any kind or nature (including surface rights, groundwater rights, contractual water rights, and reuse or recycled water rights), (ii) the Select Water Agreement, except for those rights and obligations under such agreement expressly assigned to and assumed by Purchaser and (iii) all permits, certificates, licenses, and approvals relating to any of the foregoing, including any issued by the Texas Commission on Environmental Quality, together with all associated easements, rights-of-way, surface rights, and access rights, in each case whether located on, under, or serving the Assets;

(r)             all personnel files and records of Seller;

(s)            all Employee Benefit Plans of Seller;

(t)             any Hedge Contracts of Seller;

(u)            any debt instruments of Seller;

(v)            all vehicles;

(w)            any master service agreements, blanket agreements or similar contracts;

(x)             all licenses granted by the Federal Communications Commission that are held by Seller and used in connection with the ownership and operation of the Assets;

(y)            any other equipment or other assets, contracts or rights which are described in Schedule 2.3(y); and

(z)             the Retained Specified Litigation.

Section 2.4             Effective Time; Property Expenses and Revenues. Subject to the terms hereof, ownership and possession of the Assets shall be transferred from Seller to Purchaser at the Closing but effective as of the Effective Time. Except to the extent accounted for in the adjustments to the Purchase Price made under Section 3.2 or Section 3.3 and without duplication of any such amounts, but subject to the last sentence of this Section 2.4 and the last sentence of Section 12.1(b): (a) Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Property Expenses attributable to the Assets for the period of time prior to the Effective Time; and (b) from and after the occurrence of Closing, Purchaser shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall be responsible for all (i) Property Expenses attributable to the Assets for the period of time from and after the Effective Time and (ii) Asset Taxes allocated to Purchaser under Section 13.1 and following the Cut-Off Date, all other Asset Taxes. Notwithstanding anything to the contrary in this Section 2.4, from and after the Cut-Off Date, and subject to the final resolution of any claims existing as of the Cut-Off Date, Seller shall have no further rights, liabilities or obligations with respect to (i) pre-Effective Time Property Expenses attributable to the Assets for the period of time prior to the Effective Time, (ii) Asset Taxes, or (iii) any Hydrocarbon production, proceeds of production and other proceeds, revenues or refunds attributable to the Assets other than the refunds described on Schedule 2.3(f)(ii).

Article III
PURCHASE PRICE

Section 3.1             Purchase Price. The purchase price for the Assets shall be Nine Hundred Fifty Million Dollars ($950,000,000) (the “Purchase Price”). The Purchase Price shall be allocated among the Assets (limited to the Subject Formations) as set forth in the column labeled “Allocated Value” on Exhibit B-1 or Exhibit B-2, as applicable, (the “Allocated Values”).

Section 3.2             Upward Adjustments to the Purchase Price. The Purchase Price shall be adjusted upward by the following (without duplication):

(a)            the amount of all Property Expenses paid by Seller for which Purchaser is responsible under Section 2.4 (whether paid before or after the Effective Time) including, to the extent constituting “Property Expenses”, (A) rentals and other lease maintenance payments, costs of Lease renewals and/or extensions of the Leases, and (B) costs of acquiring Rights-of-Way, but excluding costs paid by Seller to cure and/or Remediate, as applicable, any Title Defects, Environmental Defects or Casualty Losses;

(b)            an amount equal to the value of all Hydrocarbons attributable to the Assets in pipelines or in tanks (including inventory) above the pipeline sales connection or the bottom of the load line, as applicable, as of the Effective Time that have not been sold prior to Closing (excluding tank bottoms, line fill or line pack), such value to be based upon the contract price in effect as of the Effective Time (or if no such contract is in effect, the market value in the area as of the Effective Time), net of amounts payable as Burdens on such production and any production and all gathering, transportation and/or processing costs incurred on such production prior to the sales point and less applicable gravity adjustments;

(c)            [Reserved];

(d)            the amount of any Asset Taxes allocated to Purchaser under Section 13.1, but paid or otherwise economically borne by Seller or any of its Affiliates;

(e)            an amount equal to the absolute value of the aggregate underproduced volumes of the Imbalances as set forth in Schedule 3.2(e), if any, multiplied by the Gas Index Price for gas imbalances and the Oil Index Price for oil imbalances;

(f)             an overhead reimbursement equal to One Million Dollars ($1,000,000) per month for each month between the Effective Time and the Closing Date (prorated for partial months); and

(g)            any other upward adjustment provided for elsewhere in this Agreement or otherwise agreed in written by Seller and Purchaser.

Section 3.3             Downward Adjustments to the Purchase Price. The Purchase Price shall be adjusted downward by the following (without duplication):

(a)            the amount of all Property Expenses paid by Purchaser for which Seller is responsible under Section 2.4;

(b)            the amount of all proceeds and revenues received by Seller, if any, that are attributable to the sale of Hydrocarbons produced from or attributable to the Assets which Purchaser is entitled to under Section 2.4, net of amounts payable as Burdens on such production and any production and all gathering, transportation and/or processing costs incurred on such production prior to the sales point, and less applicable gravity adjustments;

(c)            an amount equal to the Allocated Value of each of the Assets that have been excluded from the transactions contemplated by this Agreement pursuant to Section 4.4(a), Section 4.10(b) or Section 4.10(c);

(d)            subject to Section 4.8, if an election is made under Section 4.4(b) with respect to any Title Defect, the Title Defect Amount with respect to such Title Defect;

(e)            subject to Section 4.15, if Seller does not make (or is not permitted to make) the election set forth in Section 4.13(b) with respect to any Environmental Defect prior to the Closing Date, the Remediation Amount with respect to such Environmental Defect;

(f)             an amount equal to the net amount of all Suspense Funds as of the Closing Date;

(g)            the amount of all Asset Taxes allocated to Seller under Section 13.1, but paid or otherwise economically borne by Purchaser or any of its Affiliates;

(h)            an amount equal to the absolute value of the aggregate overproduced volumes of the Imbalances as set forth in Schedule 3.3(h), multiplied by the Gas Index Price for gas imbalances and the Oil Index Price for oil imbalances; and

(i)             any other downward adjustment provided for elsewhere in this Agreement or otherwise agreed in writing by Seller and Purchaser.

Section 3.4             Payment of the Purchase Price. Purchaser shall pay the Purchase Price, as adjusted pursuant to Section 3.2 and 3.3 above (the “Adjusted Purchase Price”), as follows:

(a)            on the Execution Date, or in the event that (x) this Agreement is executed by the Parties after 12:00 p.m. (Central Time) or (y) the Execution Date does not fall on a Business Day, one (1) Business Day following the date this Agreement is executed by the Parties, Purchaser shall pay to the Escrow Agent, by wire transfer of immediately available funds to an account designated in the Escrow Agreement, an amount equal to Seventy One Million Two Hundred Fifty Thousand Dollars $71,250,000 (such amount, together with any interest accrued thereon, the “Deposit”). If the Closing occurs, the Deposit, less any amounts distributed or to be distributed to Purchaser pursuant to Section 9 of the Escrow Agreement, shall be credited towards the Purchase Price. If Closing does not occur the Deposit will be subject to the provisions of Article XIV.

(b)            Purchaser shall pay to Seller at Closing, by wire transfer of immediately available funds to an account designated in writing by Seller, the Adjusted Purchase Price as determined in accordance with Section 10.2, and subject to final adjustment pursuant to Section 12.1, less the Deposit (net of any amounts distributed or to be distributed to Purchaser pursuant to Section 9 of the Escrow Agreement). All such payments shall be by bank wire transfer of immediately available funds to an account designated by Seller.

Section 3.5             Deposit. The Deposit shall be held in an escrow account that will be administered in accordance with the Escrow Agreement. If the transactions contemplated herein are consummated in accordance with the terms hereof, the Deposit shall be disbursed to Seller on the Closing Date and taken into account in determining the payment to be paid by Purchaser at the Closing, in each case, less any amounts distributed or to be distributed to Purchaser pursuant to Section 9 of the Escrow Agreement. If this Agreement is terminated by Purchaser or Seller in accordance with Section 14.1, the Deposit shall be disbursed to Purchaser or Seller as provided in Section 14.2. All such disbursements by the Escrow Agent of the Deposit shall be made pursuant to joint instructions executed by Purchaser and Seller or, in the absence of such joint instructions, upon the satisfaction and fulfillment of all of the conditions and requirements set forth in the Escrow Agreement relating to such disbursements.

Section 3.6             Withholding. Purchaser shall not deduct or withhold any amount for or on account of any Taxes from the payments otherwise due hereunder unless otherwise required by applicable Law. If so required, Purchaser shall make such deductions or withholdings and pay the amount so deducted or withheld to the appropriate Governmental Entity as required by applicable Law. Upon making such payments to the appropriate Governmental Entity, Purchaser shall be treated as having paid the amounts deducted or withheld as otherwise required hereunder. Purchaser shall (a) notify Seller in writing of any expected deduction or withholding reasonably in advance of and, to the extent known at the time, at least five (5) days prior to the Closing Date (such notice shall include the legal authority and the calculation method for the expected deduction or withholding), except for the amounts required to be withheld as a result of a failure by Seller to provide Purchaser an executed and complete IRS Form W-9 as required by Section 10.4(d) or except in respect of any payments treated as compensation for services for U.S. federal Income Tax purposes and (b) the Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding.

Article IV
TITLE AND ENVIRONMENTAL MATTERS
AND CASUALTY LOSSES

Section 4.1             Title Examination. Subject to the indemnity provisions of Section 7.4, and in addition to Purchaser’s access rights in Section 4.11(a), after the execution of this Agreement and up to and including the Closing Date, during normal business hours and without unreasonable disruption of Seller’s normal and usual operations, Seller shall make available to Purchaser all title data and other Records in Seller’s or its Affiliates’ possession relating to the Assets, including title opinions, abstracts of title, title status reports, division order files, and curative matters, the Records, the Existing Contracts, and records relating to the payment of rentals, royalties, shut-in gas royalties, and other payments due under any Lease or Existing Contract; provided, however, that those items referenced above in this Section 4.1 (other than title opinions) that are subject to a valid legal privilege or to unwaived disclosure restrictions shall be excluded to the extent that the existence of such agreements relating to such disclosure restrictions has been disclosed to Purchaser in writing and Seller has used its commercially reasonable efforts to cause such disclosure restrictions to be waived.

Section 4.2             Seller’s Title.

(a)            General Disclaimer of Title Warranties and Representations. Without limiting Purchaser’s remedies for Title Defects set forth in this Article IV, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to title to any of the Assets, except for the representations and warranties set forth in Article V, and, Purchaser acknowledges and agrees that Purchaser’s sole and exclusive remedy for (i) any breach of the representations and warranties set forth in Article V – whether or not such representations and warranties relate to title – shall be (a) under the R&W Insurance Policy or (b) as set forth in Section 8.1, and rights to terminate this Agreement pursuant to Section 14.1(d) and (ii) any defect of title, including any Title Defect, with respect to any of the Assets (A) before Closing, shall be as set forth in Section 4.4, Section 8.4, and rights to terminate this Agreement pursuant to Section 14.1(d), and, in each case, Purchaser waives all other rights and remedies.

Section 4.3             Notice of Title Defects.

(a)            Purchaser shall notify Seller in writing of any Title Defect that it intends to claim hereunder (each a “Title Defect Notice”) on or before the Defect Notice Date. For all purposes of this Agreement and notwithstanding anything herein to the contrary (except for Purchaser’s rights under the R&W Insurance Policy for breaches of the representations and warranties in Article V), Purchaser shall be deemed to have waived, and Seller shall have no liability for, any Title Defect that Purchaser fails to assert as a Title Defect by a Title Defect Notice received by Seller on or before the Defect Notice Date. To be effective, each Title Defect Notice shall include (a) a reasonably detailed description of the alleged Title Defect, (b) the Well or Well Location affected by such Title Defect (each a “Title Defect Property”), (c) the Allocated Value of such Title Defect Property, (d) supporting documents that are relied upon by Purchaser to assert the alleged Title Defect (including the landman’s title report or title abstract, if any, that establishes any lack of documents that would be reasonably necessary to establish that a lack of Defensible Title exists) and (e) the amount by which Purchaser reasonably believes the Allocated Value of such Title Defect Property is reduced by the alleged Title Defect (the “Title Defect Value”); provided that substantial compliance with clause (d) by the Defect Notice Date followed by delivery of any missing materials reasonably promptly after the delivery of the Title Defect Notice shall satisfy clause (d). To give Seller an opportunity to commence reviewing and curing Title Defects, Purchaser shall use its reasonable efforts to give Seller weekly written notice of all Title Defects discovered by Purchaser (together with any Title Benefits discovered by Purchaser to its Knowledge); provided that the failure to provide any such preliminary notice shall not constitute a breach of this Agreement or otherwise affect Purchaser’s right to assert Title Defects before the Defect Notice Date.

(b)            Seller shall have the right, but not the obligation, to elect to attempt to cure any Title Defect set forth in a Title Defect Notice by written notice to Purchaser prior to Closing and, if Seller so elects, then Seller shall have sixty (60) days following Closing in which to cure, at Seller’s cost, the Title Defect (such period, the “Defect Cure Period”). An election by Seller to cure a Title Defect shall be without prejudice to their rights under Section 4.5 and shall not constitute an admission against interest or a waiver of Seller’s rights to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect or the adequacy of any Title Defect Notice or any curative action. If Seller elects to cure and:

(i)            actually cures the Title Defect prior to Closing, then the Asset(s) affected by such Title Defect shall be conveyed to Purchaser at Closing and no Purchase Price adjustment will be made for such Title Defect; or

(ii)           does not cure the Title Defect prior to Closing, then Seller shall convey the affected Asset to Purchaser at Closing, and the provisions of Section 4.6(a)(i) shall apply.

Section 4.4             Remedies for Title Defects. Subject to each Party’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto and subject to the Individual Title Defect Threshold and the Aggregate Defect Deductible, with respect to any Title Defect that (i) Seller does not elect to attempt to cure or (ii) Seller elects to attempt to cure and Seller fails to cure such Title Defect within the Defect Cure Period, then:

(a)            to the extent any Title Defect Amount for a Title Defect Property equals or exceeds one hundred percent (100%) of the Allocated Value of the Title Defect Property, at or prior to Closing, Seller shall have the right, but not the obligation, to elect to exclude the affected Title Defect Property from the transactions contemplated hereby, in which event such Title Defect Property and all Assets directly relating thereto (but only to the extent relating thereto) shall be excluded from the transactions contemplated hereby and the Purchase Price shall be reduced by the Allocated Value of such Title Defect Property and related Assets; or

(b)            if Section 4.4(a) above is not applicable, the affected Title Defect Property shall be transferred to (or if after Closing, retained by) Purchaser notwithstanding and subject to the Title Defect and the Purchase Price shall be reduced by the Title Defect Amount of such Title Defect Property as determined in accordance with Section 4.7 below.

Except for Purchaser’s (i) rights under the R&W Insurance Policy for breaches of the representations and warranties in Article V, and (ii) rights to terminate this Agreement pursuant to Section 14.1(d), the provisions set forth in this Section 4.4, Article VIII, and rights to terminate this Agreement pursuant to Section 14.1(d) shall be the sole and exclusive right and remedy of Purchaser against Seller with respect to any Title Defect or any other title matter with respect to any Asset and Purchaser hereby waives all other rights and remedies.

Section 4.5             Resolution of Disputed Title Defects.

(a)            The Parties shall in good faith attempt to agree on the existence and Title Defect Amount for all alleged Title Defects, the existence and Title Benefit Amount for all alleged Title Benefits, and the adequacy of Seller’s Title Defect curative efforts to cure an asserted Title Defect (each a “Title Disputed Matter”) (i) prior to Closing or (ii) with respect to disputes over the adequacy of Seller’s post-Closing Date curative work, fifteen (15) Business Days following the end of the Defect Cure Period. If a Title Disputed Matter cannot be resolved (A) prior to Closing or (B) with respect to disputes over the adequacy of Seller’s post-Closing Date curative work, prior to the end of the fifteen (15) Business Day period referenced in Section 4.5(a)(ii), then, in each case, any Party may submit any such Title Disputed Matter to be finally decided by the Title Arbiter in accordance with the procedures set forth in Section 4.5(b) by providing a notice to the other Party of such Title Disputed Matter (a “Title Dispute Notice”) no later than fifteen (15) Business Days following (x) the Closing Date or (y) the end of the Defect Cure Period, as applicable. In the event that neither Party asserts that the condition in Section 8.4 or Section 9.4 has not been satisfied (or waived by the applicable Party in writing in such Party’s sole discretion), it is understood and agreed that the Parties shall proceed to Closing as contemplated in this Agreement as to all Assets whether or not covered by a Title Disputed Matter, save and except for those Assets excluded pursuant to Section 4.4(a) or Section 4.10. If a Party does not submit a Title Dispute Notice to the other Party in accordance with this Section 4.5(a), such Party shall be deemed to have waived all such disputed matters to the extent not so disputed, which shall be deemed conclusively resolved in accordance with the applicable Title Defect Notice, Title Benefit Notice or subsequent correspondence between the Parties.

(b)            If a Party validly submits a Title Dispute Notice under Section 4.5(a), then the Parties shall submit each such unresolved Title Disputed Matter to a neutral third-party title attorney with at least ten (10) years’ experience rendering oil and gas title opinions in the State of Texas (each such Person, a “Title Arbiter”). Unless otherwise agreed by the Parties, all disputed Title Defect matters shall be resolved by a single Title Arbiter pursuant to a single, consolidated arbitration proceeding. The Title Arbiter shall be selected by mutual agreement of the Parties, or absent such agreement, within ten (10) Business Days of becoming aware that such agreement cannot be made as to the selection of a Title Arbiter, then the Parties shall each select a third-party title attorney and such title attorneys together shall select such Title Arbiter, and if any Party does not select a title attorney within ten (10) days of written demand therefor by the other Party, then the title attorney selected by the other Party shall be such Title Arbiter. No Title Arbiter shall have worked as an employee or outside counsel for the Parties or their respective Affiliates during the ten-year period preceding the arbitration or have any financial interest in the dispute. Once appointed, the Title Arbiter shall have no ex parte communication with either Party regarding the determination of the underlying dispute. The place of arbitration shall be Houston, Texas, and any arbitration proceeding pursuant to this Section 4.5(b) shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms of this Section 4.5(b). The Parties, within ten (10) Business Days after the Title Arbiter is appointed, shall submit written summaries of their positions regarding each Title Disputed Matter. Notwithstanding anything to the contrary in this Section 4.5(b), for the avoidance of doubt, any Title Defects and written summaries submitted by Purchaser in relation thereto and, if applicable, any Title Benefits and written summaries submitted by Seller in relation thereto shall be limited to matters included in a validly submitted Title Dispute Notice or Title Benefit Notice and the supporting documentation provided therewith. The Title Arbiter shall act as an expert for the limited purpose of determining the existence, scope and Title Defect Amount of a Title Defect (or cure thereof) or Title Benefit Amount of a Title Benefit, as applicable, and may not award damages, interest or penalties to any Party or assess any other matter. The Parties shall instruct the Title Arbiter to, and such Title Arbiter shall, make a final determination of the existence, scope and Title Defect Amount of each Title Defect (or cure thereof) and Title Benefit Amount of each Title Benefit submitted to such Title Arbiter in accordance with the terms, guidelines and procedures set forth in this Agreement (which final determination shall be requested by the Parties to be delivered not more than twenty (20) days following submission of such disputed matters), and such determination by the Title Arbiter shall not be subject to court review or otherwise appealable, absent manifest error. The Parties shall reasonably cooperate with each Title Arbiter during the term of its engagement. In deciding any matter, the Title Arbiter (i) shall be bound by the provisions of this Section 4.5 and the related definitions and (ii) shall not award Purchaser a greater Title Defect Value than the Title Defect Value claimed by Purchaser in its applicable Title Defect Notice or a greater Title Benefit Amount than that claimed by Seller in its applicable Title Benefit Notice with respect to each matter addressed in a Title Dispute Notice. Each Party shall bear its own legal fees and other costs of presenting its case to the Title Arbiter; provided that the fees and expenses of the Title Arbiter under this Section 4.5(b) shall be borne one-half by Seller and one-half by Purchaser.

(c)            Within two (2) Business Days following the final resolution of such Title Disputed Matter pursuant to Section 4.5(b), the Parties shall execute and deliver joint written instructions to the Escrow Agent in accordance with Section 4.6(b).

Section 4.6             Defect Escrow.

(a)            At the Closing, Seller shall deliver written notice of (x) all Title Defects and/or Title Defect Amounts which Seller elects to continue to cure and/or dispute post-Closing, and (y) all Environmental Defects and/or Remediation Amounts which Seller elects to continue to dispute post-Closing, and Purchaser shall deposit or cause to be deposited with the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement an amount equal to the sum of, subject to and after taking into account the Individual Title Defect Threshold, Individual Environmental Defect Threshold and the Aggregate Defect Deductible (the “Defect Escrow Amount”):

(i)            the aggregate amount of all Title Defect Amounts asserted by Purchaser for all Title Defects asserted by Purchaser that Seller has elected to cure and/or dispute post-Closing; plus

(ii)           the aggregate amount of all Remediation Amounts asserted by Purchaser for all Environmental Defects asserted by Purchaser that Seller has elected to dispute post-Closing.

(b)            (i) Upon cure of any Title Defect to Purchaser’s reasonable satisfaction prior to the expiration of the Defect Cure Period or (ii) in the event that Seller and Purchaser cannot agree on (x) the existence or scope of a Title Defect or Title Defect Amount, (y) the adequacy of Seller’s Title Defect curative materials to fully cure an asserted Title Defect or (z) the existence and scope of an Environmental Defect or Remediation Amount and such Title Defect, Title Defect Amount, Environmental Defect or Remediation Amount, as applicable, has been submitted to the Title Arbiter as a Title Disputed Matter pursuant to Section 4.5 or to the Environmental Arbiter as an Environmental Disputed Matter pursuant to Section 4.14, as applicable, upon final resolution of any such Title Disputed Matter or Environmental Disputed Matter under the process delineated in Section 4.5(b) or Section 4.14, as applicable, Seller and/or Purchaser, as applicable, shall be entitled to receive a distribution from the Defect Escrow Amount in accordance with the final resolution of said matter in accordance with this Agreement, and Purchaser and Seller shall, within two (2) Business Days after such cure pursuant to clause (i) above or such final resolution pursuant to clause (ii) above, as applicable, execute joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute (1) the finally determined Title Defect Amount or Remediation Amount, as the case may be, to Purchaser (subject to the application of the Aggregate Defect Deductible and the Individual Title Defect Threshold or the Individual Environmental Defect Threshold, as applicable) together with any interest accrued thereon, and (2) the Defect Escrow Amount in respect of the applicable Title Disputed Matter or Environmental Disputed Matter, as the case may be, less the amount determined in the preceding clause (1) to Seller together with any interest accrued thereon.

Section 4.7             Title Defect Amounts. The amount by which the Allocated Value of an affected Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following:

(a)            if the Title Defect results in complete failure of title to a Title Defect Property with the effect that Seller has no ownership interest in that Title Defect Property to which an individual Allocated Value is assigned, then the Purchase Price shall be decreased by the Allocated Value for that Title Defect Property;

(b)            if the Title Defect is a decrease in Net Revenue Interest of any Well or Well Location (as to the applicable Subject Formation) from the Net Revenue Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, for such Well or Well Location and the Working Interest of Seller attributable to such Title Defect Property has been reduced proportionately, then the Title Defect Amount shall be equal to the product of the Allocated Value of that Title Defect Property multiplied by a fraction, the numerator of which is the amount of Net Revenue Interest set forth on Exhibit B-1 or Exhibit B-2 for that Well or Well Location (as to the applicable Subject Formation) less the actual amount of the Net Revenue Interest for such Title Defect Property and the denominator of which is the Net Revenue Interest set forth on Exhibit B-1 or Exhibit B-2 for that Well or Well Location (as to the applicable Subject Formation);

(c)            if the Title Defect is a lien, encumbrance or other charge on the Assets that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect (but never more than the Allocated Value of the affected Title Defect Property);

(d)            if Purchaser and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(e)            if the Title Defect represents an obligation, Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other reasonable factors as are necessary to make a proper evaluation;

(f)            the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder;

(g)            if a Title Defect does not affect a Title Defect Property throughout the entire remaining productive life of such Title Defect Property, such fact shall be taken into account in determining the Title Defect Amount; and

(h)            notwithstanding anything to the contrary herein, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any single Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

Section 4.8             Title Limitations. Notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed Two Hundred Fifty Thousand Dollars ($250,000) (the “Individual Title Defect Threshold”) and (b) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Defect Threshold unless (i) the sum of the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (excluding any Title Defects cured by Seller), less the sum of all Title Benefits, plus (ii) the sum of all Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Defect Threshold (excluding any Environmental Defects Remediated by Seller), exceeds three percent (3%) of the unadjusted Purchase Price (the “Aggregate Defect Deductible”), after which point Purchaser shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Title Defects in excess of such Aggregate Defect Deductible. To the extent multiple Title Defects affect a single Well or Well Location, the Title Defect Amount attributable to an individual Well or an individual Well Location affected by such Title Defects shall be aggregated with all Title Defect Amounts for all other Title Defects applicable to such individual Well or Well Location for purposes of determining whether the Individual Title Defect Threshold with respect to such individual Well or Well Location has been met or exceeded; which calculation for purposes of determining whether the Individual Title Defect Threshold is met, is customarily referred to as a “Property-by-Property” basis.

Section 4.9             Title Benefits. If Seller determines that the ownership of any Well or Well Location (as to the applicable Subject Formation) entitles Seller to a larger Net Revenue Interest or a smaller Working Interest (without a corresponding decrease in the net revenue interest) than that set forth on Exhibit B-1 or Exhibit B-2, as applicable, (each a “Title Benefit”), then Seller may, but is not obligated to, notify Purchaser of such increase in writing (a “Title Benefit Notice”) on or before the Defect Notice Date, describing in compliance with the requirements applicable to Title Defect Notices in Section 4.3, mutatis mutandis, each alleged increase so discovered and a reasonable estimate of the value attributable to the applicable Title Benefit. Purchaser shall also promptly furnish Seller with written notice of any Title Benefit that is discovered prior to the Defect Notice Date by any of Purchaser’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Purchaser’s due diligence with respect to the Assets. The amount of any such Title Benefit (each, a “Title Benefit Amount”) shall be determined in the same manner as provided in Section 4.7 with respect to Title Defects, mutatis mutandis. The Title Benefit Amount shall be used only to reduce Title Defect Amounts and the Purchase Price will not be increased by any Title Benefit Amount, and any Title Benefits not asserted by Seller under this Section 4.9 by the Defect Notice Date shall be waived.

Section 4.10           Consents to Assign; Preferential Rights.

(a)            Seller, within ten (10) days following the Execution Date, shall send to each holder of (i) a preferential purchase right, right of first refusal, preemptive right or similar right pertaining to any of the Assets that are triggered by the transactions contemplated hereunder (a “Preferential Right”) and (ii) a right to consent to assignment pertaining to the Assets and the transactions contemplated hereby, a notice (and, with respect to each such Preferential Right or right to consent that is not set forth on Schedule 5.8 but is discovered by Purchaser after the Execution Date and before the Closing Date, not later than fifteen (15) days after Purchaser provides written notice to Seller thereof) seeking a waiver of such Preferential Right or such holder’s consent to the transactions contemplated hereby, as applicable, in accordance with the contractual provisions applicable to such right. In no event shall Seller be required to incur any liability or pay any money in order to obtain any such waiver or consent. Seller and Purchaser shall use their commercially reasonable efforts to obtain all consents and waivers of all Preferential Rights (excluding any Customary Post-Closing Consents); provided, however, that neither Party shall be required to incur any liability or pay any money or provide other consideration in order to obtain such consents or waivers; provided further that Purchaser shall provide any reasonable collateral or security to meet reasonable financial requirements that is required by the express terms of the applicable Lease or Material Contract that is identified as being subject to a consent on Schedule 5.8.

(b)            If, prior to Closing, any holder of a Preferential Right notifies Seller that it intends to consummate the purchase of the Assets to which its Preferential Right applies or the time for exercising a Preferential Right has not expired and such Preferential Right has not been exercised or waived, then those Assets subject to such Preferential Right shall be excluded from the Assets to be conveyed to Purchaser under this Agreement (together with all Assets directly relating thereto but only to the extent relating thereto), and the Purchase Price shall be reduced by the Allocated Values of all such excluded Assets and in such event, Seller shall be entitled to all proceeds paid by any Person exercising such Preferential Right. If, prior to issuance of the Final Settlement Statement, such holder of such Preferential Right thereafter fails to consummate the purchase of the Assets subject to such Preferential Right in accordance with the terms thereof, the time for exercising such Preferential Right has expired and such Preferential Right has not been exercised, or the Preferential Right has been waived, (i) Seller shall so notify Purchaser, (ii) Purchaser shall purchase, on or before ten (10) Business Days following receipt of such notice, such Assets that were so excluded from the Assets to be assigned to Purchaser at Closing, for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Assets and on the same other terms of this Agreement, including the adjustments in accordance with Section 2.4, Section 3.2 and Section 3.3, and (iii) Seller shall assign to Purchaser such Assets so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.

(c)            If Seller fails to obtain a Required Consent prior to Closing then, in each case, subject to the Parties’ rights under Section 14.1(d) with respect to a failure of the conditions set forth in Section 8.8 or Section 9.8, (i) the Asset affected by such un-obtained Required Consent shall be excluded from the Assets to be assigned to Purchaser at Closing, (ii) the Purchase Price shall not be reduced by the Allocated Value of such excluded Asset, (iii) Seller shall hold such Asset as nominee for Purchaser, effective as of the Effective Time for the use and benefit, and at the sole risk and expense, of Purchaser, (iv) Seller shall operate such Asset in substantially the same manner that Seller operated such Asset immediately prior to the Effective Time and (v) except those arising from the Fraud, gross negligence, or willful misconduct of Seller,  Purchaser shall indemnify and hold Seller harmless for all obligations and Losses arising from Seller’s holding and operating such Asset as nominee. In the event that any such Required Consent (with respect to Assets excluded pursuant to this Section 4.10(c)) that was not obtained prior to the Closing Date is subsequently obtained prior to issuance of the Final Settlement Statement, then, within ten (10) Business Days after such Required Consent is obtained, (A) Seller shall so notify Purchaser and (B) Seller shall assign to Purchaser the Assets so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment. If, prior to Closing, Seller fails to obtain a consent to assign and such consent to assign is not a Required Consent then the Assets subject to such un-obtained consent shall be assigned by Seller to Purchaser at Closing as part of the Assets and Purchaser shall have no claim against Seller and Purchaser hereby releases and indemnifies the Seller Group from any Losses relating to the failure to obtain such consent, and Purchaser shall be solely responsible for any and all Losses arising from the failure to obtain such consent.

Section 4.11           Access; Environmental Assessment.

(a)            From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Agreement (including this Section 4.11) and obtaining any consents or waivers from Third Parties that are required pursuant to the terms of the Leases, Rights-of-Way and/or Existing Contracts (including any restrictions therein related to access during hunting seasons) or otherwise required by third party operators (provided that Seller has used its commercially reasonable efforts to obtain such consent or waiver), Seller shall afford to Purchaser, its Affiliates and its and their representatives reasonable access, during normal business hours and without unreasonable disruption of Seller’s normal and usual operations, to the Assets and all Records in Seller’s or any of its Affiliates’ possession or control. Seller shall also make available to Purchaser and Purchaser’s representatives, upon reasonable notice during normal business hours, Seller’s and its applicable Affiliates’ personnel knowledgeable with respect to the Assets in order that Purchaser may make such diligence investigation as Purchaser considers necessary or appropriate.

(b)            Purchaser shall have the right to enter upon the Assets to visually inspect the same as may be necessary or appropriate to determine the environmental condition of the Assets (“Purchaser’s Environmental Assessment”), which shall include, subject to the restrictions hereunder, the right to conduct a Phase I environmental site assessment and a limited environmental compliance review (including utilizing advanced imaging equipment). Any such entry onto the Assets is subject to all third-party restrictions, if any, and to Seller’s safety, health and environmental policies and procedures, including drug, alcohol and firearms restrictions, and shall be at Purchaser’s sole risk and expense. Purchaser shall coordinate its access rights, environmental site assessments and inspections of the Assets with Seller. In conducting any assessment or inspection of the Assets, Purchaser shall not operate any equipment or (except with the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion) conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for hazardous substances or NORM). Without limiting the foregoing, Purchaser shall not be permitted to conduct fly-overs or utilize any advanced imaging (including, without limitation, optical gas imaging, thermal imaging, PID sensors or light detection and ranging technologies or instruments including FLIR or LiDAR cameras) in connection with Purchaser’s Environmental Assessment. If Purchaser is not permitted to conduct Purchaser’s Environmental Assessment by Seller or any Third Party or, following Purchaser’s Environmental Assessment, Purchaser reasonably determines that testing or sampling of environmental media is reasonably necessary to establish the scope or existence of an Environmental Defect and Seller or any Third Party withholds their consent or approval to conduct such sampling, or otherwise refuses to grant Purchaser reasonable access to the Assets for such assessment or investigation, then, in each case, Purchaser shall have the right, in its sole discretion, to assert Environmental Defects and Remediation Amounts with respect to any portion of the Assets to which access to conduct Purchaser’s Environmental Assessment or testing or sampling of environmental media was denied and the lack of data or information from Purchaser’s Environmental Assessment or such testing or sampling, as applicable, shall not, in and of itself, invalidate or prejudice any Environmental Defect Notice with respect to this Section 4.11.

(c)            Seller or Seller’s designee shall have the right to be present during any stage of any inspection or assessment by Purchaser on the Assets.

(d)            During all periods prior to Closing that Purchaser or any of its representatives (including Purchaser’s environmental consulting or engineering firm) are on the Assets, Purchaser shall maintain, at its sole cost and expense, policies of insurance of the types and in the amounts customary for Purchaser’s Environmental Assessment. Upon request by Seller, Purchaser shall provide evidence of such insurance to Seller prior to entering the Assets.

(e)            Within five (5) days of Purchaser’s receipt (if performed by a third party) or completion thereof (if performed by Purchaser), Purchaser shall notify Seller of such receipt or completion of all final reports, results, data and analyses of Purchaser’s Environmental Assessment. Upon Seller’s written request, Purchaser shall promptly deliver copies of final third party reports, results, data and analyses of Purchaser’s Environmental Assessment to Seller to the extent relied upon by Purchaser in submitting an Environmental Defect Notice. Seller shall not be deemed (by Seller’s receipt of said documents or otherwise) to have made any representation or warranty, express, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(f)             Upon completion of Purchaser’s due diligence, Purchaser shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates, (i) repair all damage done to the Assets (including the real property and other assets associated therewith) in connection with Purchaser’s due diligence investigation, (ii) restore the Assets (including the real property and other assets associated therewith) to at least the approximate same condition that they were prior to commencement of Purchaser’s due diligence investigation to the extent the Purchaser’s Environmental Assessment caused any change to the condition of such assets and properties, and (iii) remove all equipment, tools or other property brought onto the Assets in connection with such due diligence investigation. Any disturbance to the Assets (including the real property and other assets associated therewith) resulting from the due diligence investigation conducted by or on behalf of Purchaser will be reasonably promptly corrected by Purchaser.

Section 4.12           Environmental Defect Notice. If Purchaser determines, as a result of Purchaser’s Environmental Assessment or otherwise that there exists an Environmental Defect that it intends to assert hereunder, Purchaser shall notify Seller thereof in writing as soon as practicable after Purchaser has knowledge thereof, but in any event on or before the Defect Notice Date (each an “Environmental Defect Notice”). Purchaser shall use its reasonable efforts to give Seller weekly written notice of all Environmental Defects discovered by Purchaser, each such notice being preliminary in nature, the contents therein or the failure to deliver thereof in no way limiting Purchaser’s rights to submit an Environmental Defect Notice prior to the Defect Notice Date. For all purposes of this Agreement and notwithstanding anything herein to the contrary, Purchaser shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect that Purchaser fails to assert as an Environmental Defect by an Environmental Defect Notice received by Seller on or before the Defect Notice Date. To be effective, each Environmental Defect Notice shall include: (a) a detailed description of the alleged Environmental Defect, (b) the Asset affected by such Environmental Defect (each an “Environmental Defect Property”), (c) the Allocated Value of such Environmental Defect Property, (d) supporting documents that are relied upon by Purchaser to assert the alleged Environmental Defect, (e) if applicable, the specific Environmental Law that is applicable to the Environmental Defect and the violation of such Environmental Law, and (f) Purchaser’s good faith estimate of the Remediation Amount; provided that substantial compliance with clause (d) by the Defect Notice Date followed by delivery of any missing materials within one Business Day of Seller’s request of the same shall satisfy clause (d). Purchaser’s calculation of the Remediation Amount included in the Environmental Defect Notice for any alleged Environmental Defect must describe in reasonable detail the Remediation proposed for such Environmental Defect and identify all material assumptions used by Purchaser in calculating the Remediation Amount with respect thereto, including, if applicable, the standards that Purchaser asserts must be met to cure the Environmental Defect in compliance with Environmental Laws. Seller shall have the right, but not the obligation, to attempt to Remediate any Environmental Defect Property prior to Closing at Seller’s sole cost and expense. If such Environmental Defect Property has not been Remediated before Closing, then the remedies set forth in Section 4.13 shall apply.

Section 4.13           Remedies for Environmental Defects. Subject to each Party’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, and subject to the Individual Environmental Defect Threshold and the Aggregate Defect Deductible, with respect to any Environmental Defect asserted by Purchaser that (i) Seller does not elect to attempt to Remediate or (ii) Seller elects to attempt to Remediate and fails to Remediate prior to Closing:

(a)            [Reserved];

(b)            if and only if Purchaser consents in writing (in Purchaser’s sole discretion), at or prior to the Closing, Seller shall have the right, but not the obligation, to elect to assign the affected Environmental Defect Property to Purchaser, in which event, at the Closing, Purchaser shall accept such Environmental Defect Property and the Closing shall take place without any adjustment of the Purchase Price. In a supplemental agreement prepared by Seller and reasonably acceptable to Purchaser (an “Environmental Indemnity Agreement”), Seller will indemnify, defend, release and hold harmless the Purchaser Group against all Third Party Claims arising from such Environmental Defect to the extent exceeding the Aggregate Defect Deductible up to the Remediation Amount. If this option is elected (with Purchaser’s consent), Seller reserves the right at its sole discretion to jointly negotiate with Purchaser and the appropriate Governmental Entity or other Person, if any, or perform any required Remediation, at its cost and risk, and any sums so expended by Seller will be a credit against Seller’s maximum indemnity obligation under the Environmental Indemnity Agreement; or

(c)            if Seller does not elect to exercise the option under Section 4.13(b) above or Purchaser does not consent to the option in Section 4.13(b) above prior to the Closing, then the affected Environmental Defect Property shall be transferred to Purchaser notwithstanding and subject to the Environmental Defect, and the Purchase Price shall be reduced by an amount equal to the Remediation Amount for the affected Environmental Defect Property.

Except for Purchaser’s rights with respect to Closing in Section 8.4 and to terminate this Agreement pursuant to Section 14.1(d), and without limiting Purchaser’s rights under the R&W Insurance Policy, the provisions set forth in this Section 4.13 shall be the exclusive right and remedy of Purchaser against Seller with respect to any Environmental Defect or the environmental condition of any Asset and Purchaser hereby waives all other rights and remedies as to Seller.

Section 4.14           Resolution of Disputed Environmental Defects. The provisions of Section 4.5 shall govern the resolution of disputed Environmental Defects (each, an “Environmental Disputed Matter”), mutatis mutandis; provided, however, that any such disputes shall be submitted to an environmental consultant or environmental attorney experienced in oil and gas producing property environmental remediation in the state in which such Environmental Defect Property is located and who has not performed professional services for either Party or any of their respective Affiliates during the previous five (5) years to arbitrate a prompt resolution (the “Environmental Arbiter”), and all such references to a Title Arbiter should be read as to the Environmental Arbiter; provided, further, that such proceedings shall be subject to the Individual Environmental Defect Threshold in place of the Individual Title Defect Threshold and any references to Seller’s post-Closing curative work and the Defect Cure Period shall not apply to Environmental Defects.

Section 4.15           Environmental Limitations. Notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed Two Hundred Fifty Thousand Dollars ($250,000) (the “Individual Environmental Defect Threshold”); provided, that, for the avoidance of doubt, if an Environmental Defect of the same type which is not a physical condition affects multiple Assets (e.g., the failure to obtain the same type of permit or plan required under applicable Environmental Laws), then the Remediation Amounts associated with such Environmental Defect that is common across multiple Assets may be aggregated for purposes of meeting the Individual Environmental Defect Threshold; and (b) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Environmental Defect that exceeds the Individual Environmental Defect Threshold unless (i) the sum of all Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Defect Threshold (excluding any Environmental Defects Remediated by Seller) plus (ii) the sum of the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (excluding any Title Defects cured by Seller), less the sum of all Title Benefits, exceeds the Aggregate Defect Deductible, after which point Purchaser shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Environmental Defects in excess of such Aggregate Defect Deductible.

Section 4.16           Casualty Loss.

(a)            Notwithstanding anything herein to the contrary from and after the Effective Time, subject to the remaining provisions of this Section 4.16, if Closing occurs, Purchaser shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of all Wells and/or personal property due to ordinary wear and tear, in each case, with respect to the Assets.

(b)            If, after the Execution Date but prior to the Closing Date, any Casualty Loss occurs, then Purchaser shall nevertheless be required to close and Seller shall pay to Purchaser all sums received by Seller from unaffiliated Third Parties (including insurance companies) by reason of such Casualty Losses insofar as with respect to the Assets and Seller shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller’s right, title and interest (if any) in unpaid awards and other rights (in each case) against unaffiliated Third Parties (excluding, for the avoidance of doubt, any Losses against any member of the Seller Group) arising out of such Casualty Losses insofar as with respect to the Assets (provided, however, that Seller shall reserve and retain all rights, title, interests and claims against such Third Parties for the recovery of Seller’s costs and expenses incurred prior to Closing in pursuing or asserting any such insurance claims). Seller shall reasonably cooperate with Purchaser in pursuing all claims against Third Parties, including, if necessary, by asserting insurance claims on Purchaser’s behalf.

Article V
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as of the Execution Date and as of the Closing Date, as follows:

Section 5.1             Organization, Existence and Qualification. Seller (a) is an entity duly formed and validly existing under the Laws of the State of its organization and in good standing under the laws of the State of its organization, (b) has all requisite power and authority to own and operate the Assets and to carry on its business with respect thereto as currently conducted, and (c) is duly licensed or qualified to do business in all jurisdictions in which the Assets are located, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

Section 5.2             Authority, Approval and Enforceability. Seller has the power and authority to enter into and perform this Agreement and all Transaction Documents to be delivered at Closing by Seller and the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement have been, and the Transaction Documents to which Seller is a party will be at Closing, duly and validly authorized and approved by all necessary corporate action on the part of Seller. This Agreement is, and the Transaction Documents to which Seller is a party when executed and delivered by Seller will be, the valid and binding obligation of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3             No Conflicts. Assuming the receipt of all applicable consents and approvals (including approval under the HSR Act) in connection with the transactions contemplated hereby and the waiver of, or compliance with, all Preferential Rights applicable to the transactions contemplated hereby, the execution, delivery and performance of this Agreement, and the Transaction Documents to be delivered by Seller at Closing, by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, will not (a) violate any provision of the organizational documents of Seller, (b) violate, or result in the creation of any Encumbrance under, any material agreement or instrument to which Seller is a party or by which Seller or any of the Assets are bound, (c) violate any Order applicable to Seller as a party in interest, or (d) violate any Law applicable to Seller or any of the Assets, except in the case of subsections (b), (c), or (d) where such violation would not reasonably be expected to have a Material Adverse Effect.

Section 5.4             Asset Taxes. Except as set forth on Schedule 5.4, (a) all material Tax Returns relating to material Asset Taxes that are required to be filed by Seller have been timely filed and all such Tax Returns are correct and complete in all material respects, (b) all material Asset Taxes that are or have become due have been timely paid in full, except such Asset Taxes that are currently being contested in good faith by Seller or for which adequate reserves are made in accordance with GAAP, (c) there are no material claims, assessments, demands, actions, suits, proceedings, or audits asserted or now in progress, or threatened in writing with respect to any Asset Taxes, (d) there are no material encumbrances or liens (other than Permitted Encumbrances) with respect to the Assets relating to unpaid Taxes, (e) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any material Asset Taxes or the filing of any material Tax Return related to material Asset Taxes, or (f) none of the Assets are subject to any tax partnership agreement or are otherwise treated, or required to be treated, as owned by a partnership for U.S. federal Income Tax purposes. This Section 5.4 and Section 5.6 represent the sole and exclusive representations and warranties of Seller with respect to Tax matters.

Section 5.5             Bankruptcy. There are no bankruptcy or receivership proceedings pending, being contemplated by or threatened in writing against Seller or any of its Affiliates.

Section 5.6             Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 5.7             Brokers. Seller has not incurred any obligation or liability for brokers’ or finders’ fees relating to the transactions contemplated hereby for which Purchaser or any of its Affiliates will be liable or have any responsibility.

Section 5.8             Preferential Rights; Required Consents. Except as set forth in Schedule 5.8(a), there are no Preferential Rights or tag rights that are applicable to the transfer of the Assets by Seller to Purchaser. Except as set forth in Schedule 5.8(b), there are no Required Consents that are applicable to the transfer of the Assets by Seller to Purchaser.

Section 5.9             Litigation. Except as set forth in Schedule 5.9, as of the Execution Date, there is no suit, Action, investigation or litigation by or before any Governmental Entity, and no arbitration proceedings, (in each case) pending and served on Seller or any of its Affiliates, or threatened in writing, against Seller or any of its Affiliates (in each case) with respect to the ownership or operation of the Assets.

Section 5.10           Material Contracts.

(a)            Schedule 5.10(a) sets forth all Existing Contracts of the type described below as of the Execution Date (the Existing Contracts contained in such Schedule, collectively, the “Material Contracts”):

(i)            any Existing Contract that can reasonably be expected to result in aggregate payments of more than Five Hundred Thousand Dollars ($500,000), net to Seller’s interest during the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii)           any Existing Contract that can reasonably be expected to result in aggregate revenues of more than Five Hundred Thousand Dollars ($500,000), net to Seller’s interest during the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii)          any Existing Contract that is a water or Hydrocarbon purchase and sale, gathering, transportation, processing, separation, compression, dehydrating, fractionation, disposal, treatment, injection, storage or similar Existing Contract or containing an acreage dedication, take-or-pay volume commitment, minimum volume commitment or similar commitment, and that, in each case, is not terminable without penalty upon ninety (90) days or less notice;

(iv)          any Existing Contract that contains an unperformed obligation to sell, lease, farmout, exchange, transfer or otherwise dispose of any interest in any of the Assets after the Effective Time, other than (A) conventional rights of reassignment arising in connection with Seller’s or its Affiliates’ surrender or release of any of the Assets and (B) Preferential Rights or Required Consents, which are addressed in Section 5.8;

(v)           any Existing Contract that constitutes a lease under which Seller is the lessor or lessee of personal property which lease (A) cannot be terminated without penalty upon sixty (60) days or less notice and (B) involves an annual base rent of more than Five Hundred Thousand Dollars ($500,000);

(vi)          any Existing Contract that is a collective bargaining agreement or similar Existing Contract with any labor union;

(vii)         any Existing Contract that is an indenture, mortgage, loan, credit or sale-leaseback or similar Existing Contract;

(viii)        any Existing Contract with express remaining drilling obligations (excluding customary drilling obligations to extend a Lease) that will bind Purchaser or the Assets following the Closing;

(ix)          any Existing Contract providing for any call upon, option to purchase, tag-along, drag-along, right of first refusal or similar rights with respect to the Assets or to the production therefrom or the processing thereof;

(x)           any Existing Contract between Seller and any Affiliate of Seller that (A) will not be terminated prior to Closing and (B) will be binding on the Assets or Purchaser after Closing (each, an “Affiliate Arrangement”);

(xi)          any Existing Contract that (A) contains or constitutes an existing area of mutual interest agreement or (B) includes non-competition restrictions, most-favored nations provisions or other similar restrictions on doing business;

(xii)         any Existing Contract that constitutes a joint development agreement, joint operating agreement, participation agreement, partnership agreement, joint venture agreement, carried interest agreement, purchase and sale agreement, exchange agreement, acreage contribution agreement, drilling agreement, operating agreement, allocation agreement, unit or pooling agreement, consolidation agreement or similar agreement;

(xiii)        any Existing Contract that relates to the prior acquisition or disposition of any Assets with respect to which Seller has any material outstanding rights or obligations (other than indemnity rights or obligations that customarily survive closing, unless there is a pending claim under any such indemnity that would be binding on Purchaser or the Assets after Closing); and

(xiv)        any Existing Contract (1) for which the primary purpose is to indemnify another Person or (2) guaranteeing any payment or performance of any obligation of any Third Party for which the guaranteed obligations have not been fully paid or performed.

(b)            Except as set forth in Schedule 5.10(b), there exists no material default or breach under any Material Contract by Seller or its Affiliates or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract that remains unresolved as of the Execution Date. Neither Seller nor any of its Affiliates has received written notice of an alleged material breach under any Material Contract by Seller or its Affiliates.

(c)            Prior to the Execution Date, Seller has made available to Purchaser true and complete copies of each such Material Contract to which Seller is a party as of the Execution Date, and all amendments or modifications thereto.

(d)            There are no joint operating agreements, unit operating agreements or similar agreements binding on the Assets.

Section 5.11           Imbalances. Except as set forth on Schedule 5.11, there are no material Imbalances associated with the Assets as of the dates therein.

Section 5.12           Special Warranty of Title. Seller holds (and upon consummation of the Closing will have conveyed to Purchaser) Defensible Title to the Wells and Well Locations, and good and defensible title to other real property that constitutes part of the Assets, in each case, free and clear of any lawful claims by third parties of title to such Wells, Well Locations and Assets, or any part thereof, to the extent and only insofar by, through or under Seller and its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances (the “Special Warranty”).

Section 5.13           Burdens. Except (i) to the extent of Suspense Funds for which the unadjusted Purchase Price will be adjusted pursuant to Section 3.3(f), and (ii) as otherwise set forth in Schedule 5.13, Seller has timely paid, in all material respects, all Burdens and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from or attributable to the Assets payable by Seller in material compliance with all Laws, Existing Contracts and Leases during the period of Seller’s ownership of the Assets.

Section 5.14           Certain Obligations. Except as disclosed on Schedule 5.14, Seller has no material obligations or liabilities arising from, based upon, related to or associated with (a) the transportation or disposal of Hazardous Substances offsite by or on behalf of Seller or its Affiliates, relating to the Assets (excluding, for the avoidance of doubt, payment obligations arising from the gathering, transportation, and sale of Hydrocarbons in the ordinary course), (b) claims (i) by any of Seller’s employees with respect to the employment relationship between Seller and such employees or (ii) with respect to any Employee Benefit Plan of Seller, in each case, that would be binding upon the Assets or Purchaser after Closing, (c) personal injury or death or property damage occurring with respect to the ownership or operation of the Assets, or (d) any fines or penalties or criminal sanctions imposed on Seller or its Affiliates related to the ownership or operation of the Assets, to the extent resulting from any pre-Closing violation by Seller of applicable Law (including any Environmental Law).

Section 5.15           Environmental Matters. Except as disclosed on Schedule 5.15:

(a)            the Assets and Seller, with respect to the Assets, are, and at all times since February 1, 2023 have been, in compliance in all material respects with Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws;

(b)            except for matters which have been fully resolved, since February 1, 2023, Seller, with respect to the Assets, has not received from any Governmental Entity or other Person any notice, report, order, directive or other information relating to any violation of, or liability under, any Environmental Law;

(c)            there has been no release, treatment, storage, handling, transportation, disposal, arrangement for or permitting the disposal of, exposure to, or contamination by, Hazardous Substances, in each case that has given or would give rise to material liabilities of the Assets or Seller, with respect to the Assets, under Environmental Law;

(d)            Seller, with respect to the Assets, has not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to the material liability of any other Person under Environmental Laws or relating to Hazardous Substances;

(e)            the Assets and Seller, with respect to the Assets, are not subject to any pending or, to Seller’s Knowledge, threatened Action, suit or proceeding relating to any material breach of, or material liability under, any Environmental Laws; and

(f)             as of the Execution Date, copies of all material final Third Party environmental reports, site assessments or compliance audits that have been prepared on behalf of Seller in the past four (4) years relating to the Assets, and, in each case, to the extent in Seller’s possession or control, have been made available for inspection by Purchaser.

Section 5.16           Regulatory Approvals. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Seller for the execution, delivery and performance by Seller of this Agreement or the consummation by Seller or its Affiliates of the transactions contemplated hereby or thereby, except compliance with any applicable requirements of the HSR Act or any Required Approval.

Section 5.17           Outstanding Capital Commitments. Except as disclosed on Schedule 5.17, as of the Execution Date, there is no individual outstanding AFE or similar binding commitment to make capital expenditures that Seller or its Affiliates have issued or otherwise received from a Third Party operator for any incomplete operation which is binding on the Assets, the remaining value of which Seller reasonably anticipates exceeds Five Hundred Thousand Dollars ($500,000) chargeable to Seller’s interest participating in the operation covered by such AFE after the Effective Time.

Section 5.18           Compliance with Laws. Except as set forth on Schedule 5.18, (a) the Assets of Seller are, and since February 1, 2023 have been, in compliance with all applicable Laws with respect to the ownership and, if operated by Seller or its Affiliates, operation of the Assets, in all material respects except where such violation has been resolved, and (b) neither Seller, nor any of its respective Affiliates has received any written notice from any Governmental Entity regarding any unresolved material violation or failure to comply with any Law or that it is under investigation by any Governmental Entity for potential material non-compliance with any applicable Laws.

Section 5.19           Payments for Production. Except for the Suspense Funds and the obligations of Seller with respect to Imbalances, Seller is not obligated under any Existing Contract containing a take-or-pay, advance payment, prepayment, or similar provision (other than gas balancing agreements), or under any gathering, transportation, transmission, or similar Existing Contract to sell, gather, deliver, process, or transport any Hydrocarbons or proceeds from the sale thereof without then or thereafter receiving full payment or credit therefor.

Section 5.20           Condemnation; Casualty Loss. As of the Execution Date (i) there are no actual or, to Seller’s Knowledge, threatened takings (whether permanent, temporary, whole or partial) of any part of the Assets by any Governmental Entity by reason of condemnation or the threat of condemnation and (ii) no unremedied or, to Seller’s Knowledge, threatened Casualty Loss has occurred on or otherwise affected the Assets with damages to exceed One Million Dollars ($1,000,000) in the aggregate, net to the interest of Seller.

Section 5.21           Plugged and Abandoned Wells. Except as set forth on Schedule 5.21, with respect to Assets operated by Seller or its Affiliates and, to Seller’s Knowledge, with respect to Assets operated by any third party, (i) all Wells have been drilled and completed or are being drilled and completed, within the limits permitted by all applicable Leases, Existing Contracts and Laws, and pooling or unit agreements, in each case, in all material respects, (ii) there is no Well included in the Assets with respect to which Seller or its Affiliates is in violation of Law for failing to timely plug and abandon, (iii) there are no Wells that are presently required by Permit, Law, Lease or Existing Contract to plug and abandon or have been plugged and abandoned by Seller or its Affiliates but have not been plugged in a manner that complies in all material respects with all applicable requirements of each Governmental Entity having jurisdiction over such Assets, applicable Law, Existing Contract, Permit or Lease and (iv) no Wells are inactive, shut-in or temporarily abandoned as of the Execution Date.

Section 5.22           Suspense Funds. Schedule 5.22 lists all material Suspense Funds as of the Effective Time, and the names or names of the Persons claiming such funds or to whom such funds are owed as of the Effective Time. All Suspense Funds are being held by Seller in material compliance with applicable Laws. All proceeds and unclaimed property attributable to the Assets operated by Seller that are required to be escheated to Governmental Entities have, in all material respects, been timely escheated by Seller as required by applicable Laws.

Section 5.23           Lease Matters. Neither Seller nor any of its Affiliates has received any written notice from a lessor seeking to terminate, cancel, rescind or procure judicial reformation of any Lease that remains unresolved, and during the twelve (12)-month period prior to the Execution Date, neither Seller nor any of its Affiliates have received written notice alleging a (and neither Seller nor any of its Affiliates are in) material breach of the express terms of any Lease or material default in any Lease which remains uncured as of the Execution Date. Additionally, (a) as of the Execution Date, no Lease operated by Seller or any Affiliate of Seller is being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production; and (b) there are no unfulfilled drilling obligations of Seller or its Affiliates affecting the Leases by virtue of the Leases or any Existing Contract (excluding, for the avoidance of doubt, customary drilling obligations required or permitted to maintain or earn all or a portion of a Lease beyond the primary term thereof as to any or all depths, and other than customary offset provisions).

Section 5.24           Permits. Except: (x) as set forth in Schedule 5.24 or (y) with respect to Permits under Environmental Laws, which are addressed in Article IV and Section 5.15, with respect to Assets currently operated by Seller or any of its Affiliates: (a) Seller or its Affiliates (as applicable) have acquired and are maintaining all Permits necessary or required to conduct operations on such Assets in material compliance with all applicable Laws; (b) all such Permits are in full force and effect and no legal proceeding is pending or threatened to suspend, revoke, adversely modify or terminate any such Permit or declare any such Permit invalid; (c) Seller and its Affiliates are in compliance in all material respects with all such Permits and have not received a written notice from a Governmental Entity of any failure to comply with any such Permits which remains outstanding or unresolved; and (d) to Seller’s Knowledge, as of the Execution Date, all Third Party operators of the Assets have obtained and are maintaining all Permits that are necessary or required for the ownership, development and operation of that portion of the Assets that are operated by Third Parties.

Section 5.25           [Reserved].

Section 5.26           Easements and Surface Interests. The Assets include all material easements, rights of way, licenses and authorizations from Governmental Entities or other Third Parties necessary to access, construct, operate, maintain and repair the Wells and Equipment in the ordinary course of business as currently conducted by Seller or its Affiliates and, (a) Seller is not in breach or default under any Rights-of-Way, and (b) no event has occurred, or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute a breach or default of any such Rights-of-Way.

Section 5.27           [Reserved].

Section 5.28           Certain Transfers. Except for (a) Permitted Encumbrances, (b) contemporaneous transfers or sales of corresponding interests in the Subject Formation(s) and (c) any matters set forth on Schedule 5.28, with respect to any lands included in or burdened by the Assets for which Seller owned any depths other than the Subject Formation(s), during the twelve (12)-month period prior to the Closing Date, Seller has not intentionally transferred or sold any material interests in such lands included in or burdened by the Assets as to such depths or formations not included in the Subject Formation(s).

Section 5.29           Insurance. Schedule 5.29 sets forth (a) a list of the material policies of insurance carried by or for the benefit of Seller for the Assets (other than title insurance policies, if any, with respect to any real property) and (b) a summary of coverage levels provided under such policies as of the Execution Date.

Section 5.30           [Reserved].

Section 5.31           Affiliate Arrangements. There are no Affiliate Arrangements relating to the Assets or the ownership, operation, development or use of the Assets that, in each case, will (a) not be terminated on or prior to the Closing or (b) be applicable to, binding upon, or otherwise burden any of the Assets or the ownership, operation, development or use of the Assets from and after the Closing.

Section 5.32           Credit Support Schedule 5.32 sets forth a complete and accurate list of all surety instruments, bonds, letters of credit, guarantees, and other similar security arrangements provided by or on behalf of Seller or any of its Affiliates to any Third Party (including any Governmental Entity) in support of the obligations of Seller or any of its Affiliates to any Governmental Entity, contract counterparty or other Person related to the ownership or operation of the Assets.

Section 5.33           Condition of Equipment. The Equipment has been maintained in working order and operating condition in all material respects and is adequate for normal operation of the Assets as currently operated and used by or on behalf of Seller, in all material respects, ordinary wear and tear excepted.

Section 5.34           Regulatory Status.

(a)            Neither the Seller nor any of its Assets or operations, as applicable, is or has been subject to the jurisdiction of, or regulation by, FERC (i) as a natural gas company under the Natural Gas Act of 1938, 15 U.S.C. Section 717, et seq., as amended, and the regulations promulgated thereunder (other than pursuant to a certificate of limited jurisdiction as described below); (ii) as an intrastate pipeline transporting gas in interstate commerce pursuant to the Natural Gas Policy Act of 1978, 15 U.S.C. Section 3301, et seq., as amended, and the regulations promulgated thereunder; (iii) as a common carrier pipeline under the Interstate Commerce Act, as implemented by FERC pursuant to 49 U.S.C. Section 60502 and the regulations promulgated thereunder; (iv) as a holding company or a gas utility company as defined in the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453, and the regulations promulgated thereunder; or (v) holds any general or limited jurisdiction certificate of public convenience and necessity issued by FERC other than a blanket sale for resale certificate issued by operation of law or a blanket certificate issued to permit participation in capacity release transactions. Seller has neither operated nor provided services using any of the Assets in a manner that subjects it, any Third Party operator of the Assets or any future owner of the Assets to the jurisdiction of, or regulation by, FERC pursuant to any of the foregoing in clauses (i) through (v).

(b)            Neither the Seller nor any of its Assets is or has been subject to regulation as a gas utility, common carrier, public utility, or similarly regulated entity subject to the jurisdiction and regulation of any state public utility commission or similar Governmental Entity, including the Railroad Commission of Texas.

Article VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as of the Execution Date and as of the Closing Date, except to the extent any representation or warranty is made as of a specified date, in which case, Purchaser represents and warrants to Seller as of such specified date, as follows:

Section 6.1             Organization, Existence and Qualification. Purchaser is an entity duly formed and validly existing under the Laws of the State of Delaware. Purchaser has all requisite power and authority to own and operate its property (including interests in the Assets following Closing) and to carry on its business with respect thereto. Purchaser is duly licensed or qualified to do business in all jurisdictions in which the Assets are located, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement and perform its obligations hereunder.

Section 6.2             Authority, Approval and Enforceability. Purchaser has the power and authority to enter into and perform this Agreement and all Transaction Documents to be delivered at Closing by Purchaser and the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement have been, and the Transaction Documents to which Purchaser is a party will be at Closing, duly and validly authorized and approved by all necessary limited liability company action on the part of Purchaser. This Agreement is, and the Transaction Documents to which Purchaser is a party when executed and delivered by Purchaser will be, the valid and binding obligation of Purchaser and enforceable against Purchaser in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 6.3             No Conflicts. Assuming the receipt of all applicable consents and approvals (including approval under the HSR Act) in connection with the transactions contemplated hereby, the execution, delivery and performance of this Agreement, and the Transaction Documents to be delivered by Purchaser at Closing, by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby and thereby, will not (a) violate any provision of the organizational documents of Purchaser, (b) violate or result in the creation of any Encumbrance under any material agreement or instrument to which Purchaser is a party or by which its assets are subject, (c) violate any Order applicable to Purchaser as a party in interest, or (d) violate any Law applicable to Purchaser, except (x) as set forth in Schedule 6.3 and (y) in the case of subsection (b), (c) or (d) where such violation would not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement and perform its obligations hereunder.

Section 6.4             Bankruptcy. There are no bankruptcy or receivership proceedings pending, being contemplated by or, to Purchaser’s knowledge, threatened in writing against Purchaser.

Section 6.5             Brokers. Neither Purchaser nor any of its Affiliates has incurred any obligation or liability for brokers’ or finders’ fees relating to the transactions contemplated hereby for which Seller or any of its Affiliates will be liable or have any responsibility.

Section 6.6             Consents. Except for (a) the HSR Act, (b) for those consents contained in the Existing Contracts or otherwise applicable to the Assets and (c) as set forth on Schedule 6.6, there are no requirements for consents or approvals from third parties in connection with the consummation by Purchaser of the transactions contemplated by this Agreement.

Section 6.7             No Distribution. Purchaser is acquiring the Assets for its own account and not with the intent to make a distribution in violation of the Securities Act or in violation of any other applicable securities Laws.

Section 6.8             Knowledge and Experience. Purchaser is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has solely relied (a) on the representations and warranties of Seller set forth in Article V of this Agreement or contained in any agreement, instrument or certificate delivered by Seller at Closing pursuant to this Agreement and (b) the certificate delivered by Seller at Closing on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments, statements, projections or other material made or given by any representative, consultant or advisor of Seller. Purchaser hereby acknowledges that, other than the representations and warranties made by Seller in Article V of this Agreement or contained in any agreement, instrument or certificate delivered by Seller at Closing pursuant to this Agreement, neither Seller nor any representatives, consultants or advisors of Seller or its Affiliates will make or have made any representation or warranty, express or implied, at Law or in equity, with respect to the Assets. Purchaser is able to bear the risks of the acquisition of the Assets, and assumption of the obligations, in accordance with and as set forth in this Agreement, and understands the risks of, and other considerations relating to, a purchase of the Assets. Nothing contained in this Section 6.8 is a limitation of Purchaser’s rights under the R&W Insurance Policy.

Section 6.9             Regulatory. No later than the Scheduled Closing Date, Purchaser shall be qualified to own and assume operatorship of oil, gas and mineral leases and wells in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Purchaser to be disqualified as such an owner or operator. To the extent required by any applicable Laws, Purchaser shall as of the Scheduled Closing Date, hold all lease bonds and any other surety or similar bonds described on Schedule 5.32 required by, and in accordance with, all applicable Laws governing the ownership and operation of the Assets.

Section 6.10           Funds. At the Closing Date, Purchaser will have such funds as are necessary for the payment of the Purchase Price and the consummation by Purchaser of the transactions contemplated hereby, including the performance of all of Purchaser’s obligations hereunder. Purchaser further makes the representations and warranties set forth on Schedule 7.6 in respect of the matters set forth therein.

Section 6.11           Disclaimers and Waivers.

(a)            Conditions of the Assets. PURCHASER ACKNOWLEDGES AND AGREES THAT, SUBJECT TO THE PROVISIONS OF ARTICLE IV, PURCHASER’S RIGHTS SET FORTH IN SECTIONS 8.4 AND ARTICLE XIV AND PURCHASER’S REMEDIES UNDER THE R&W INSURANCE POLICY, PURCHASER SHALL ACQUIRE THE ASSETS (INCLUDING ASSETS FOR WHICH A DEFECT NOTICE IS GIVEN UNDER ARTICLE IV) IN AN “AS IS, WHERE IS” CONDITION AND SHALL ASSUME ALL RISKS THAT THE ASSETS MAY CONTAIN WASTE MATERIALS (WHETHER TOXIC, HAZARDOUS, EXTREMELY HAZARDOUS OR OTHERWISE) OR OTHER ADVERSE PHYSICAL CONDITIONS, INCLUDING THE PRESENCE OF UNKNOWN ABANDONED WELLS, PUMPS, PITS, PIPELINES OR OTHER WASTE OR SPILL SITES WHICH MAY NOT HAVE BEEN REVEALED BY PURCHASER’S ENVIRONMENTAL ASSESSMENT. UPON THE OCCURRENCE OF CLOSING, BUT SUBJECT TO PURCHASER’S RIGHTS UNDER THE R&W INSURANCE POLICY, ALL RESPONSIBILITY AND LIABILITY RELATED TO SUCH CONDITIONS, WHETHER KNOWN OR UNKNOWN, FIXED OR CONTINGENT, SHALL BE TRANSFERRED FROM SELLER TO PURCHASER WITHOUT RECOURSE AGAINST SELLER. WITHOUT LIMITING THE FOREGOING BUT SUBJECT TO PURCHASER’S REMEDIES UNDER THE R&W INSURANCE POLICY, IF APPLICABLE, EFFECTIVE AS OF CLOSING, PURCHASER WAIVES ITS RIGHT TO RECOVER FROM SELLER AND FOREVER RELEASES AND DISCHARGES THE SELLER GROUP FROM ANY AND ALL LOSSES, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE OR MAY HAVE ARISEN PRIOR TO, ON OR AFTER THE EFFECTIVE TIME ON ACCOUNT OF OR IN ANY WAY CONNECTED WITH THE ENVIRONMENTAL OR OTHER PHYSICAL CONDITION OF THE ASSETS OR ANY VIOLATION BY SELLER, PURCHASER OR ANY OTHER PARTY OF ANY APPLICABLE LEASE, CONTRACT OR OTHER INSTRUMENT (BUT ONLY TO THE EXTENT SUCH VIOLATION RELATES TO THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE PROPERTY) OR OF ANY APPLICABLE EXISTING OR FUTURE ENVIRONMENTAL LAW, REGULATION, ORDER OR OTHER DIRECTIVE OF ANY GOVERNMENTAL ENTITY, HAVING JURISDICTION APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, ALL ENVIRONMENTAL LAWS. PURCHASER IS AWARE THAT THE ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT AND PRODUCTION OF OIL AND GAS AND THAT THERE MAY BE PETROLEUM, PRODUCED WATER, WASTES OR OTHER MATERIALS LOCATED ON OR UNDER THE LANDS COVERED BY THE LEASES (OR LANDS POOLED OR ASSOCIATED THEREWITH). EQUIPMENT AND SITES INCLUDED IN THE ASSETS MAY CONTAIN ASBESTOS, HAZARDOUS SUBSTANCES OR NORM. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE LEASES OR LANDS POOLED OR ASSOCIATED THEREWITH MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES, AND NORM CONTAINING MATERIAL AND OTHER WASTES MAY HAVE BEEN BURIED, COME IN CONTACT WITH THE SOIL, OR OTHERWISE BEEN DISPOSED OF ON OR UNDER THE LANDS COVERED BY THE LEASES OR LANDS POOLED OR ASSOCIATED THEREWITH. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF WASTES, ASBESTOS, HAZARDOUS SUBSTANCES AND NORM FROM THE ASSETS.

(b)            Other Disclaimers by Seller. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED FOR IN ARTICLE V OF THIS AGREEMENT OR IN THE CERTIFICATE DELIVERED BY SELLER AT CLOSING, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (A) TITLE TO ANY OF THE ASSETS, (B) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (C) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (D) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (E) THE ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (F) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (G) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (H) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (I) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE V OF THIS AGREEMENT OR IN THE CERTIFICATE DELIVERED BY SELLER AT CLOSING, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, OR RIGHTS OF A PURCHASER UNDER DECEPTIVE TRADE PRACTICE STATUTES, CONSUMER PROTECTION STATUTES OR OTHER SIMILAR STATUTES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

Article VII
PRE-CLOSING COVENANTS OF THE PARTIES

Section 7.1             Operations.

(a)            Except (w) as set forth in Schedule 7.1, (x) for the operations covered by the AFEs described in Schedule 7.1(a), (y) as required in the event of an emergency to protect life, property or the environment, and (z) as expressly contemplated by this Agreement or as consented to in writing by Purchaser (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, during the Interim Period:

(i)            operate the Assets in the usual, regular and ordinary manner consistent with past practice and in material compliance with all applicable Laws, subject to (A) Seller’s right to comply with the terms of the Leases, Existing Contracts, applicable Laws and requirements of Governmental Entities and (B) interruptions resulting from force majeure, mechanical breakdown and planned maintenance;

(ii)           maintain, or cause to be maintained, the books of account and Records relating to the Assets in the usual, regular and ordinary manner and in accordance with the past practices of Seller;

(iii)          give written notice to Purchaser as soon as is practicable of any written notice received or given by Seller with respect to any material (A) alleged breach by Seller or any third party of any Lease or Material Contract, (B) alleged violation of Law by Seller, any of its Affiliates or a third party operator with respect to any of the Assets or (C) lawsuit, proceeding or claim with respect to any of the Assets;

(iv)          timely pay all Taxes and assessments with respect to the Assets that become due and payable prior to Closing; provided that Seller may contest any Taxes for which Seller is responsible under this Agreement in good faith;

(v)           keep Purchaser reasonably apprised of any drilling, re-drilling or completion operations proposed or conducted by Seller or any third party operator with respect to the Assets;

(vi)          use commercially reasonable efforts to maintain insurance coverage on the Assets presently furnished by non-Affiliated third parties in the amounts and coverages of the types presently in force; and

(vii)         give prompt notice (and in any event within five (5) Business Days of receipt of written notice form any third party) to Purchaser of any emergency requiring immediate action, or any emergency action taken, in the face of serious risk to life, property or the environment (including prevention or mitigation of environmental contamination).

(b)            Except (w) as set forth in Schedule 7.1, (x) for the operations covered by the AFEs described in Schedule 7.1(a), (y) as required in the event of an emergency to protect life, property or the environment, and (z) action expressly required by Seller under this Agreement or as consented to in writing by Purchaser (which consent shall not be unreasonably delayed, withheld or conditioned; provided, however, that Purchaser’s consent may be withheld in Purchaser’s sole discretion in respect of subclauses (ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix) below), Seller shall not, during the Interim Period:

(i)            agree to, propose or commence any operations on the Assets anticipated to cost (net to Seller’s interest in the Assets) in excess of Five Hundred Thousand Dollars ($500,000) per operation; provided, that with respect to emergency operations, Seller shall notify Purchaser of such emergency as soon as reasonably practicable;

(ii)           terminate (unless the term thereof expires pursuant to the provisions existing therein), materially amend, extend or surrender any rights under any Lease or Rights-of-Way;

(iii)          plug, decommission or abandon any Well except as required by Lease or applicable Law;

(iv)          transfer, sell, mortgage, pledge or dispose of any Lease or Well or any material portion of the Assets other than the (A) sale and/or disposal of Hydrocarbons in the ordinary course of business and (B) sales of equipment and materials that are no longer necessary in the operation of the Assets or for which replacement equipment has been, or will be on or prior to Closing, obtained;

(v)           terminate, materially amend, extend, or surrender any rights under, any Material Contract, or execute any contract that, if entered into on or prior to the Execution Date, would be required to be listed in Schedule 5.10(a);

(vi)          other than with respect to the matters set forth on Schedule 2.3(f)(ii), institute, waive, compromise or settle any material claim, suit or action, for which such claim, suit or action is reasonably expected to be in excess of Three Million Dollars ($3,000,000) net to Seller’s interest, individually or in the aggregate relating to the Assets; provided, however, this Section 7.1(b)(vi) shall not restrict or prohibit Seller from compromising or settling any such claim, suit or action where such settlement involves only the payment of money by Seller or that would not be binding on Purchaser or the Assets after Closing;

(vii)         enter into or amend any contract or agreement with its Affiliates affecting any of the Assets;

(viii)        grant or create any Preferential Rights or transfer restriction with respect to the Assets;

(ix)          make any regulatory or other filings of any kind with any Governmental Entity that could reasonably be expected to materially and adversely affect Purchaser’s ownership or use of the Assets after Closing; or

(x)           commit to do any of the foregoing.

Section 7.2             Governmental Bonds. Purchaser acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Entities and relating to the Assets are transferable to Purchaser. On or before the Closing Date, Purchaser shall use commercially reasonable efforts to obtain replacements for all bonds, letters of credit and guarantees identified on Schedule 5.32. At Closing, Purchaser shall cooperate with Seller in the cancellation of the bonds, letters of credit and guarantees posted by Seller or its Affiliates with respect to the Assets and identified on Schedule 5.32.

Section 7.3             R&W Insurance Policy. The Parties acknowledge and agree that Purchaser (or an Affiliate of Purchaser) may in its absolute and sole discretion procure a buyer’s side representations and warranties insurance policy, in respect of the representations and warranties contained in this Agreement or in any certificate, document or other instrument contemplated by or delivered in connection with this Agreement (such policy, including any excess representations and warranties insurance policies providing coverage in excess of the primary policy, the “R&W Insurance Policy”). All premiums, underwriting fees, Taxes, brokers’ commissions, retention and other costs, fees and expenses related to the R&W Insurance Policy shall be borne solely by Purchaser or one or more of its subsidiaries. To the extent Purchaser (or an Affiliate of Purchaser) procures the R&W Insurance Policy, such R&W Insurance Policy shall provide that the insurer(s) expressly waives any claims of subrogation, contribution or any other right in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby against Seller, its Affiliates (or any direct or indirect past or present shareholder, member, partner, stockholder, employee, director or officer (or the functional equivalent of any such position) of Seller or its Affiliates) except against Seller to the extent that the payment of loss under the R&W Insurance Policy was caused by the Fraud of Seller (the “Waiver of Subrogation Provision”). Purchaser acknowledges and agrees that the obtaining of a R&W Insurance Policy is not a condition to the Closing and that Purchaser shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article VIII and Article IX, to consummate the transactions contemplated by this Agreement, even if the R&W Insurance Policy is not obtained at or prior to the Closing. In addition, Purchaser acknowledges and agrees that the obtaining of the R&W Insurance Policy shall not impede or delay the Closing. The Parties acknowledge and agree that any failure by Purchaser to obtain or maintain the R&W Insurance Policy in accordance with this Section 7.3 shall not in any manner increase any liability of Seller or any of its Affiliates or any of its or their respective representatives under this Agreement, including if (i) the R&W Insurance Policy is disputed, invalidated or deemed ineffective, in whole or in part, or (ii) the coverage provided under the R&W Insurance Policy is denied, disputed, exhausted or otherwise made unavailable to Purchaser or its Affiliates, in whole or in part. Prior to binding the R&W Insurance Policy, Purchaser shall provide Seller with a reasonable opportunity to review and comment on the Waiver of Subrogation Provision, and to verify compliance with the applicable terms and provisions of this Agreement, and will cooperate reasonably with Seller’s reasonable requests in connection therewith. Purchaser shall provide Seller with a true and complete copy of the final and issued R&W Insurance Policy as soon as reasonably practicable following the Closing. To the extent Purchaser (or an Affiliate of Purchaser) procures the R&W Insurance Policy, neither Purchaser nor its Affiliates shall, either prior to or following the Closing, amend, modify, supplement, or restate the Waiver of Subrogation Provision, in a manner that would adversely affect Seller or its Affiliates (or any direct or indirect past or present shareholder, member, partner, stockholder, employee, director or officer (or the functional equivalent of any such position) of Seller or its Affiliates), without the prior written consent of Seller. Seller shall use commercially reasonable efforts to cooperate with the Purchaser and its representatives with respect to Purchaser’s (or an Affiliate thereof) procurement of the R&W Insurance Policy, including without limitation, providing to Purchaser any additional diligence information required to address and remove any conditional exclusions under the R&W Insurance Policy.

Section 7.4             Indemnity Regarding Access. Purchaser hereby defends, indemnifies and holds harmless the Seller Group from and against any and all Losses arising out of, resulting from or relating to, any field visit, environmental site assessment, or other due diligence activity conducted by Purchaser or any Purchaser’s Affiliates or their respective representatives (including any environmental consultant or landman) with respect to the Assets, EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SELLER GROUP, EXCEPTING ONLY IN THE CASE OF THIS SECTION 7.4 LOSSES RESULTING ON THE ACCOUNT OF (a) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER GROUP OR (b) THE MERE DISCOVERY OF ANY PRE-EXISTING CONTAMINATION OR OTHER ENVIRONMENTAL CONDITIONS WITHOUT EXACERBATION BY PURCHASER OR ANY OF PURCHASER’S AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES OF THE CONDITION THEREOF. For the avoidance of doubt, this indemnity shall survive any termination of this Agreement, if applicable, and the Closing.

Section 7.5             Employee Matters.

(a)            On or prior to the Execution Date, Seller has delivered to Purchaser a schedule of Available Employees (the “Available Employee Letter”). The Available Employee Letter shall include for each Available Employee, as applicable: (i) name; (ii) job title; (iii) primary work location; (iv) whether such Available Employee is a field employee or office employee; (v) annualized salary or hourly rate of compensation, as applicable; (vi) accruals for vacation or other paid time off; (vii) incentive-based compensation opportunities; (viii) full-time or part-time status; (ix) active/leave status; and (x) the severance benefits such Available Employee is eligible to receive upon a termination of employment. At least ten (10) calendar days prior to the Closing, Purchaser shall notify Seller if it or its applicable Affiliate intends to make a written offer of employment to one or more Available Employees identified in the Available Employee Letter (any such Available Employee identified by Purchaser, an “Offer Employee”). At least seven (7) calendar days prior to the Closing, Purchaser or its applicable Affiliate shall make a written offer of employment to each Offer Employee that includes a base salary or regular hourly rate of pay, as applicable, and target annual cash bonus opportunity that, in the aggregate, are no less favorable than provided to such Offer Employee immediately prior to the Closing Date, and for employment to be effective as of the end of the Transition Services Agreement period (the “Employment Commencement Date”). For the avoidance of doubt, Purchaser shall make the final determination in its sole discretion as to which Available Employees shall be Offer Employees.

(b)            Purchaser or its applicable Affiliate shall provide each Offer Employee who commences employment with Purchaser or its Affiliate and whose employment is terminated by Purchaser or its applicable Affiliate without “cause” during the twelve (12)-month period following the Employee Commencement Date with severance benefits that are no less favorable than those set forth in the Available Employee Letter. Any severance benefits payable pursuant to this Section 7.5(b) shall be subject to such Offer Employee’s timely execution and non-revocation of a customary release of claims in favor of Purchaser and its Affiliates in a form provided by Purchaser.

(c)            Notwithstanding anything in this Agreement to the contrary, nothing contained in this Section 7.5, express or implied, shall be interpreted to confer upon any Person any rights or remedies as third-party beneficiaries, including any rights of continued employment or service, any rights to a particular term of employment or service, or any rights to any particular compensation or benefits of any nature or kind. Nothing in this Section 7.5 is intended to be, shall constitute or shall be construed as an amendment or modification to any Employee Benefit Plan or other arrangements of Seller, Purchaser or any of their respective Affiliates or in any way limit the right of Seller, Purchaser or any of their respective Affiliates to amend, modify or terminate any of their respective Employee Benefit Plans or arrangements.

Section 7.6             Financing Cooperation. The Parties agree to adhere to the financing cooperation, financial information, and other provisions as set forth in Schedule 7.6 – Part I.

Section 7.7             Seismic Data License. The Parties shall, in good faith, negotiate a seismic data license agreement in respect of Seller’s proprietary seismic data (the “Seismic Data License Agreement”), to be executed and delivered at Closing. The Seismic Data License Agreement will cover all seismic, geological, geophysical and similar data held by Seller or its Affiliates and covering the Lands.

Section 7.8             Equity Contribution. Caturus HoldCo, LLC agrees to comply with the equity contribution covenants on Schedule 7.6 – Part II.

Article VIII
PURCHASER’S CONDITIONS TO CLOSING

The obligations of Purchaser to consummate the transactions provided for herein are subject, at the option of Purchaser, to the fulfillment by Seller or waiver by Purchaser on or prior to Closing of each of the following conditions:

Section 8.1             Representations. Each of (a) the representations and warranties of Seller set forth in Article V (other than the Fundamental Representations) shall be true and correct in all respects on and as of the Closing Date, with the same force and without giving effect to any qualifiers as to materiality, including a Material Adverse Effect, as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect, and (b) the Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing as though made on and as of the Closing.

Section 8.2             Performance. Seller shall have performed or complied in all material respects with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

Section 8.3             No Legal Proceedings. No suit, action, or other proceeding by any unaffiliated third party shall be pending by or before any Governmental Entity seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

Section 8.4             Title Defects and Environmental Defects. Without giving effect to the Aggregate Defect Deductible, with reference to the Assets to be assigned at Closing, the sum of, without duplication, all (a) Title Defect Amounts properly asserted by Purchaser in accordance with this Agreement, excluding (x) any Title Defect Amounts in respect of any Excluded Assets and (y) any Title Defects cured by Seller prior to Closing, plus (b) the sum of the Allocated Values of all Assets excluded from the transactions contemplated by this Agreement pursuant to Section 4.4(a) and Section 4.10(b), less (c) all Title Benefit Amounts properly asserted by Seller in accordance with this Agreement, excluding any Title Benefit Amounts in respect of any Excluded Assets, plus (d) all Remediation Amounts properly asserted by Purchaser in accordance with this Agreement, excluding any Remediation Amounts in respect of any Excluded Assets, plus (e) the amount of all Casualty Losses pursuant to Section 4.16 shall, in the aggregate, be less than thirty percent (30%) of the unadjusted aggregate Purchase Price.

Section 8.5             Closing Certificate. Seller shall have executed and delivered to Purchaser an officer’s certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived in writing by Purchaser.

Section 8.6             Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Purchaser the documents required to be delivered by Seller at Closing.

Section 8.7             Regulatory Approvals. (i) The waiting period, or any extension thereof, applicable to the consummation of the transactions contemplated under this Agreement under the HSR Act, or any voluntary agreement to extend the waiting period, shall have expired or been terminated and (ii) the consents, authorizations and approvals required to be obtained in connection with the consummation of the sale of the Assets from any Governmental Entities set forth on Schedule 8.7 (each, a “Required Approval”) shall have been obtained (or any applicable waiting period thereunder shall have expired or been terminated).

Section 8.8             Required Consents. Seller shall have obtained the Required Consents set forth on Schedule 8.8.

Article IX
SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Purchaser or waiver by Seller on or prior to Closing of each of the following conditions:

Section 9.1             Representations. Each of (a) the representations and warranties of Purchaser set forth in Article VI (other than the Fundamental Representations) shall be true and correct in all material respects (other than those representations and warranties of Purchaser that are qualified by materiality, which shall be true and correct in all respects) on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), and (b) the Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing as though made on and as of the Closing.

Section 9.2             Performance. Purchaser shall have performed or complied in all material respects with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Purchaser is required prior to or at the Closing Date.

Section 9.3             No Legal Proceedings. No suit, action, or other proceeding by any unaffiliated third party shall be pending by or before any Governmental Entity seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

Section 9.4             Title Defects and Environmental Defects. Without giving effect to the Aggregate Defect Deductible, with reference to the Assets to be assigned at Closing, the sum of, without duplication, all (a) Title Defect Amounts properly asserted by Purchaser in accordance with this Agreement, excluding (x) any Title Defect Amounts in respect of any Excluded Assets and (y) any Title Defects cured by Seller prior to Closing, plus (b) the sum of the Allocated Values of all Assets excluded from the transactions contemplated by this Agreement pursuant to Section 4.4(a) and Section 4.10(b), less (c) all Title Benefit Amounts properly asserted by Seller in accordance with this Agreement, excluding any Title Benefit Amounts in respect of any Excluded Assets, plus (d) all Remediation Amounts properly asserted by Purchaser in accordance with this Agreement, excluding any Remediation Amounts in respect of any Excluded Assets, plus (e) the amount of all Casualty Losses pursuant to Section 4.16 shall, in the aggregate, be less than thirty percent (30%) of the unadjusted aggregate Purchase Price.

Section 9.5             Closing Certificate. Purchaser shall have executed and delivered to Seller an officer’s certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 9.1 and Section 9.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived in writing by Seller.

Section 9.6             Closing Deliverables. Except as provided in Section 10.4(d), Purchaser shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Purchaser at Closing.

Section 9.7             Regulatory Approvals. (i) The waiting period, or any extension thereof, applicable to the consummation of the transactions contemplated under this Agreement under the HSR Act, or any voluntary agreement to extend the waiting period, shall have expired or been terminated and (ii) the consents, authorizations and approvals required to be obtained in connection with the consummation of the sale of the Assets from any Governmental Entities set forth on Schedule 8.7 shall have been obtained (or any applicable waiting period thereunder shall have expired or been terminated).

Section 9.8             Required Consents. Seller shall have obtained the Required Consents set forth on Schedule 8.8.

Article X
CLOSING

Section 10.1           Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall be held on April 30, 2026 (the “Scheduled Closing Date”), at Seller’s offices or such other location (including remotely via electronic transmission of documents) as the Parties may mutually agree in writing; provided that if all of the conditions to that Closing are not satisfied as of the Scheduled Closing Date, then Closing shall be held three (3) Business Days after all such conditions have been satisfied or waived, or such other date as the Parties may mutually agree in writing, but in no event later than May 29, 2026 (the “Longstop Date”). Notwithstanding the foregoing, if all the conditions to Closing have been satisfied or waived other than (i) the conditions set forth in subclause (i) of Section 8.7 and subclause (i) of Section 9.7 and (ii) those conditions that by their nature are to be satisfied at Closing (which conditions are capable of being satisfied at Closing), the Longstop Date shall automatically be extended for a period of three (3) months (such date, the “Longstop Extension Date”).

Section 10.2           Calculation of Adjusted Purchase Price. Not less than five (5) Business Days prior to the Closing, Seller shall prepare and submit to Purchaser for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth (a) the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the itemized calculation (recognizing that Seller may elect to use reasonable good faith estimates in the Preliminary Settlement Statement if actual figures are not available) and (b) the designation of Seller’s accounts for the wire transfers of funds at Closing. Within three (3) Business Days of receipt of the Preliminary Settlement Statement, Purchaser will deliver to Seller a written report containing all changes with the explanation therefor that Purchaser proposes to be made to the Preliminary Settlement Statement. The Parties will discuss Purchaser’s proposed changes in good faith and use reasonable efforts to agree on the Preliminary Settlement Statement to be used at Closing. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Purchaser pursuant to this Section 10.2. Final adjustments to the Purchase Price shall be made pursuant to Section 12.1 below.

Section 10.3           Failure to Close. If the conditions to Closing have been satisfied or waived on or before the Longstop Date, and either Party fails to close, the Party failing to close shall be deemed to have breached the obligations it has undertaken hereunder to perform at Closing, and shall be subject to the provisions of Article XIV below.

Section 10.4           Closing Obligations. At the Closing:

(a)            Seller and Purchaser shall execute, acknowledge and deliver the Assignment in sufficient duplicate originals to allow recording in all appropriate counties;

(b)            Seller shall deliver executed and recordable releases (and associated UCC-3 termination statements) of any deeds of trust, mortgages, financing statements, pledges, fixture filings, security agreements and similar documents securing obligations arising from indebtedness under any credit agreement, debt instrument or other similar agreement affecting or burdening any of the Assets, in each case, to the extent securing Seller’s indebtedness for borrowed money, in form and substance reasonably acceptable to Purchaser (which, for the avoidance of doubt, shall contain an authorization by the applicable secured party, lienholder or mortgagee for Purchaser or its designee to file any and all such releases and terminations) in sufficient counterparts for recordation in each of the counties in which the Assets are located or other applicable jurisdiction (provided that Seller shall have provided final drafts of all such releases not less than three (3) Business Days prior to Closing);

(c)            Seller and Purchaser shall acknowledge the Preliminary Settlement Statement; provided, that such acknowledgment by Purchaser shall not affect Purchaser’s rights pursuant to Section 10.2 and Section 12.1;

(d)            Seller shall deliver to Purchaser a duly completed and executed IRS Form W-9 provided that, notwithstanding any provision in this Agreement to the contrary, the Purchaser’s sole right in the event that Seller fails to deliver an IRS Form W-9 as required pursuant to this Section 10.4(d) shall be to make an appropriate withholding in accordance with Section 3.5;

(e)            Seller, if applicable, shall deliver all appropriate or required forms, applications, notices, permit transfers and declarations with respect to the transfer of operatorship to Purchaser of the Assets that are operated by Seller immediately prior to the Closing;

(f)             Seller and Purchaser shall execute, acknowledge and deliver transfer orders or letters-in-lieu thereof in customary form prepared by Seller and reasonably acceptable to Purchaser directing all purchasers of production to make payment to Purchaser of proceeds attributable to production from the Assets from and after Closing;

(g)            Purchaser shall make the payment to Seller described in Section 3.4(a) minus the Defect Escrow Amount;

(h)            Purchaser shall deliver the Defect Escrow Amount to the Escrow Agent;

(i)             the Parties shall execute and deliver to the Escrow Agent joint instructions directing the Escrow Agent to release the Deposit to Seller in accordance with the provisions of Section 3.5 and the Escrow Agreement;

(j)             the Parties shall execute and deliver the Transition Services Agreement;

(k)            subject to the mutual agreement of the Parties as to the terms and conditions of the Seismic Data License Agreement, the Parties shall execute and deliver the Seismic Data License Agreement; and

(l)             Seller and Purchaser shall execute such other instruments and take such other actions as may be necessary to carry out their respective obligations under this Agreement.

Article XI
POST-CLOSING OBLIGATIONS

Section 11.1           Assumed Obligations. Without limiting Purchaser’s rights with respect to the R&W Insurance Policy and subject to Purchaser’s rights and remedies set forth in Article IV, if the Closing occurs, from and after Closing, Purchaser hereby assumes and agrees to fulfill, perform, pay and discharge all obligations and Losses, known or unknown, with respect to the Assets or the ownership, use or operation thereof, regardless of whether such obligations or Losses arose prior to, on or after the Effective Time, including obligations and Losses relating to the following (all of such obligations and Losses, the “Assumed Obligations”):

(a)            the payment of owners of Working Interest, royalties, overriding royalties and other Burdens and all other interests owners’ revenues attributable thereto, including, subject to Section 12.2, the Suspense Funds;

(b)            fully performing all plugging, decommissioning and abandonment obligations related to the Assets (the “Plugging and Abandonment Obligations”), regardless of whether such obligations are attributable to the ownership or operation of the Assets prior to, on, or after the Effective Time, in a good and workmanlike manner and in compliance with all Laws, including:

(i)            the necessary and proper plugging, replugging, and abandonment of all wells on the Assets, whether plugged and abandoned prior to, on, or after the Effective Time;

(ii)           the necessary and proper removal, abandonment, decommissioning, and disposal of all structures, pipelines, facilities, equipment, abandoned property, and junk located on or comprising part of the Assets;

(iii)          the necessary and proper capping and burying of all flow lines and pipelines associated with the Assets and located on or comprising part of the Assets; and

(iv)          the necessary and proper restoration of the property, both surface and subsurface, as may be required by Laws or contract;

(c)            furnishing make-up gas according to the terms of applicable Existing Contracts, and to satisfy all other Imbalances, if any;

(d)            the environmental and physical condition of the Assets, whether such condition existed prior to, on or after the Effective Time, including Environmental Defects, if any, with respect to the Assets, whether or not asserted by Purchaser in accordance with this Agreement, including the clean-up, restoration and remediation of the Assets in accordance with applicable Law, including all Environmental Laws;

(e)            obligations or Losses under or imposed on the lessee, owner, or operator under the Leases, the Existing Contracts and applicable Laws; and

(f)            storing, handling, transporting and disposing of or discharging all materials, substances and wastes on or from the Assets (including produced water, drilling fluids, NORM, and other wastes), whether present prior to, on or after the Effective Time, in accordance with applicable Laws and contracts, provided that the Assumed Obligations shall not include, and Purchaser does not assume any obligation or Losses under this Agreement to the extent arising out of or on account of (w) the ownership, use or operation of the Excluded Assets, (x) any Asset Taxes that are the responsibility of Seller under Section 2.4 and Section 13.1, (y) any Income Taxes of or imposed on Seller or other Taxes related to the Excluded Assets, or (z) Fraud of Seller or its Affiliates.

Section 11.2           Purchaser’s Indemnity. Effective upon Closing, REGARDLESS OF FAULT, Purchaser shall protect, defend, indemnify and hold harmless the Seller Group from and against any and all Losses arising out of, attributable to, based upon or related to:

(a)            any breach of any representation or warranty made by Purchaser in Article VI of this Agreement, in the certificate delivered by Purchaser pursuant to Section 9.5, or any covenant or agreement of Purchaser contained in this Agreement; or

(b)            any of the Assumed Obligations.

Section 11.3           [Reserved].

Section 11.4           Regardless of Fault. The phrase “REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING WHETHER OR NOT A CLAIM IS CAUSED IN WHOLE OR IN PART BY:

(a)            THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE OR PASSIVE), STRICT LIABILITY, OR OTHER FAULT OF ANY OF THE INDEMNIFIED PARTIES; AND/OR

(b)            A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, WITH RESPECT TO THE PROPERTY OF ANY OF THE PARTIES, THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES; AND/OR THE MECHANICAL FAILURE OF ANY VEHICLE OF A PARTY, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, WHETHER CHARTERED, LEASED, OWNED, OR FURNISHED OR PROVIDED BY ANY OF THE PARTIES, THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES,

Provided that, in each instance, “Regardless of Fault” shall specifically exclude the Fraud (AS DEFINED IN THIS AGREEMENT), Gross Negligence or Willful Misconduct of any person seeking indemnity hereunder.

Section 11.5           Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, except (a) with respect to any breach by Purchaser of its obligations to maintain any bonds or credit support set forth on Schedule 5.32 and required by any Governmental Entity from and after Closing (in which event, Seller shall have all remedies at law or in equity on account of such breach) and (b) for any remedies that may be available to Purchaser under the R&W Insurance Policy, Section 4.10(c), Section 5.12, Section 7.4, Section 11.2, Section 11.9(b), Article XII, Article XIII, Article XIV and Article XV contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby and the sale of the Assets, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document delivered pursuant to this Agreement.

Section 11.6           Limitations on Liability. Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be liable under this Agreement for aggregate Losses in excess of one hundred percent (100%) of the unadjusted Purchase Price.

Section 11.7           Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)            For purposes of this Agreement, the term “Indemnifying Party” when used in connection with particular Losses shall mean the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Losses pursuant to such sections, and the term “Indemnified Party” when used in connection with particular Losses shall mean the Party or Parties having the right to be indemnified with respect to such Losses by another Party or Parties pursuant to such sections.

(b)            To make claim for indemnification under this Agreement, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 11.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by an unaffiliated third party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 11.7 shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement, except to the extent (and then only to the extent) such failure materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)            In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)            If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof unless the compromise or settlement includes the payment of any amount by, the performance of any obligation by or the limitation of any right or benefit of, the Indemnified Party, in which event such settlement or compromise shall not be effective without the consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest (provided, however, that the Indemnified Party shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 11.7. An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity hereunder).

(e)            If the Indemnifying Party does not admit its liability (which it will be deemed to have so done if it fails to timely respond) or admits its liability but fails to diligently prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) Business Days following receipt of such notice to (i) admit in writing its liability for the Third Party Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

(f)            In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Losses complained of, (ii) admit its liability for such Loss or (iii) dispute the claim for such Losses. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Losses or that it disputes the claim for such Losses, then the Indemnifying Party shall be deemed to be disputing the claim for such Losses.

Section 11.8           Survival. Subject to and without limiting any of Purchaser’s rights under the R&W Insurance Policy, except in the case of Fraud, notwithstanding anything in this Agreement, or under applicable Law (to the extent not prohibited under any such applicable Law) to the contrary, none of the representations and warranties set forth in Article V of this Agreement and in any certificate delivered by Seller pursuant to this Agreement shall survive the Closing, and all rights, claims, demands and causes of Action (whether in contract or in tort or otherwise, or whether at law or in equity) of Purchaser related thereto shall be automatically extinguished upon the Closing. Each and every covenant contained in this Agreement (other than the covenants that by their express terms are to be performed by the Parties on or following the Closing, including Article XIII (the “Surviving Covenants”)) shall expire with the consummation of the sale of the Assets and shall not survive the Closing and neither Seller nor Purchaser shall have any liability whatsoever with respect to any such covenant thereafter. The Surviving Covenants shall survive the Closing Date until fully performed, and none of Seller or Purchaser, or their respective Affiliates, shall have any liability whatsoever with respect to any such Surviving Covenant thereafter. Subject to any remedies that may be available to Purchaser under this Agreement, absent Fraud, the R&W Insurance Policy shall be the sole recourse of Purchaser and its Affiliates for any claims against any other Person for a breach of a representation or warranty under this Agreement. Each Party acknowledges and agrees that the agreements contained in this Section 11.8 are an integral part of the transactions contemplated hereby and that without the agreements set forth in this Section 11.8, none of the Parties would enter into this Agreement.

Section 11.9           Waiver of Right to Recission; Specific Performance.

(a)            Seller and Purchaser acknowledge that, without limitation of Section 11.9(b), following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following the Closing, Purchaser and Seller waives any right to rescind this Agreement or any of the transactions contemplated hereby.

(b)            If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein to be performed following the Closing, each non-breaching Party, subject to the terms hereof, and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.

Section 11.10         Non-Compensatory Damages. No Person shall be entitled to recover from a Party under this Agreement any indirect, special, incidental, consequential, punitive, exemplary, remote or speculative damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Person suffers such damages to a third party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder.

Section 11.11         Insurance. The amount of any Losses for which any of the Purchaser Group or Seller Group is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds actually received (excluding any proceeds received under the R&W Insurance Policy) by any such Indemnified Party under any insurance arrangements irrespective of when such proceeds are received.

Section 11.12         Allocation of Midstream and Marketing Commitments and Capacity. From and after the Execution Date and until the earliest to occur of (i) the Parties’ entry into and implementation of the Alternative M&M Arrangements and (ii) such other date as may be mutually agreed by Seller and Purchaser (the “M&M Interim Period”), the Parties shall conduct the midstream and marketing metering, allocations and other related activities affecting the Assets and Seller’s Retained Properties in accordance with the following:

(a)            Metering and Allocation. Until the implementation of Alternative M&M Arrangements, Seller shall utilize such reasonable metering, allocation and reporting methodologies to allocate production, throughput, capacity usage and related obligations between the Assets and Seller’s Retained Properties, in the ordinary course and consistent with past practices.

(b)            Commitments and Capacity. As between Seller and Purchaser, the Parties shall allocate throughput commitments, capacity rights, maximum daily quantities, minimum volume commitments, deficiency payments, penalties and similar obligations under the applicable midstream and marketing agreements between the Assets and Seller’s Retained Properties in accordance with Schedule 11.12(b), such that Purchaser bears the portion thereof attributable to the Assets and Seller bears the portion attributable to Seller’s Retained Properties, in each case, subject to the terms of the applicable agreements and any required counterparty consent.

(c)            Assignments. At Closing, the midstream and marketing agreements shall be assigned to Purchaser as contemplated by this Agreement; provided, however, that to the extent any such agreement relates to both the Assets and Seller’s Retained Properties and cannot be separated through partial assignment as of Closing, the parties shall cooperate in good faith to effect a novation, subcontract, back-to-back arrangement or other contractual construct reasonably acceptable to the parties and the applicable counterparty, until a permanent solution is implemented.

(d)            Good Faith Cooperation. Without limiting the foregoing, Seller and Purchaser shall cooperate in good faith to (i) engage with applicable midstream and marketing counterparties regarding the interim arrangements contemplated hereby, (ii) negotiate and enter into any required amendments, consents or side letters and (iii) implement a permanent separation or alternative arrangement as promptly as reasonably practicable.

(e)            Transition Services Agreement. In the event of any conflict between the provisions of Section 11.12(b) and the Transition Services Agreement, the Transition Services Agreement shall govern with respect to the operation of the Assets and the performance of services thereunder, and Section 11.12(b) shall govern with respect to the allocation of commitments and capacity rights, except that no prior termination of the Transition Services Agreement shall operate to relieve either Party of its obligations under this Section 11.12.

Section 11.13         Shared Water Line.

(a)            Seller shall use commercially reasonable efforts to execute the Select Water Agreement, and Purchaser shall provide any assistance as Seller may reasonably request in connection thereto.

(b)            Seller and Purchaser shall negotiate in good faith to enter into a mutually agreeable joint ownership agreement with respect to that certain portion of the main water pipeline and associated pits identified on Schedule 2.2(k) – Part II (the “Shared Water Line”). The joint ownership agreement shall provide, among other items, that (i) Seller and Purchaser shall each own an undivided interest in the Shared Water Line in accordance with their percentage ownership as identified in the Assets and Excluded Assets, and (ii) subject to the Select Water Agreement, the Parties shall establish nomination, throughput, scheduling, and operational procedures applicable to the Shared Water Line.

Article XII
CERTAIN ADDITIONAL AGREEMENTS

Section 12.1           Post-Closing Settlement Statement.

(a)            As soon as reasonably practicable after the Closing Date, but in no event longer than one hundred and twenty (120) days after the Closing Date (the “Final Settlement Date”), Seller shall prepare, in accordance with this Agreement, and deliver to Purchaser, a final statement (the “Final Settlement Statement”) setting forth each adjustment to the Purchase Price in accordance with Section 3.2 and Section 3.3 based on actual revenue and expenses during the Interim Period and which takes into account all final adjustments made to the Purchase Price and shows the resulting final adjusted Purchase Price. The Final Settlement Statement also will include any adjustments necessary because Seller chose to attempt to cure a Title Defect under Section 4.3 of this Agreement. Seller shall, at Purchaser’s request, supply reasonable documentation in its or its Affiliates’ possession available to support the actual revenue, expenses and other items for which adjustments are made. Within forty-five (45) days after receipt of the Final Settlement Statement, Purchaser shall have the right return to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Purchaser’s failure to deliver to Seller a Dispute Notice detailing proposed changes to the Final Settlement Statement by such date shall be deemed to be an acceptance by Purchaser of the Final Settlement Statement delivered by Seller, and Seller’s determinations with respect to all such adjustments in the Final Settlement Statement that are not addressed in the Dispute Notice shall prevail (absent manifest error). The Parties shall undertake to agree on the Adjusted Purchase Price no later than one hundred and sixty-five (165) days after the Closing Date (the “Target Settlement Date”). If the final Purchase Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Purchaser prior to the Target Settlement Date or is deemed agreed pursuant to the foregoing (or determined by the Agreed Accounting Firm pursuant to Section 12.1(b)), the Final Settlement Statement and such final Adjusted Purchase Price (the “Final Price”), shall be final and binding on the Parties. Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party on or before the date that is ten (10) days following agreement or deemed agreement (or determination by the Agreed Accounting Firm, as applicable) (such date, the “Final Payment Date”) to the owed Party. All amounts paid or transferred pursuant to this Section 12.1(a) shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

(b)            If Seller and Purchaser cannot reach agreement on the Final Price by the Target Settlement Date, either Party may refer the remaining issues in dispute to the Agreed Accounting Firm. If such issues in dispute are submitted to the Agreed Accounting Firm for resolution, Seller and Purchaser will each enter into a customary engagement letter with the Agreed Accounting Firm at the time the issues in dispute are submitted to the Agreed Accounting Firm. Within ten (10) days of the appointment of the Agreed Accounting Firm, Seller and Purchaser shall present the Agreed Accounting Firm with its position on the issues in dispute with respect to the Final Price, and all other supporting information that it deems relevant, with a copy to the other Party. The Agreed Accounting Firm shall also be provided with a copy of this Agreement by Seller. Within forty-five (45) days after receipt of such materials, the Agreed Accounting Firm shall make its determination by selecting the position of either Seller or Purchaser for each of the issues presented to the Agreed Accounting Firm, which determination shall be final and binding upon all Parties and, absent manifest error, without right of appeal. In making its determination, the Agreed Accounting Firm shall be bound by the standards and rules set forth in Article IV (if applicable) and this Section 12.1 with regard to valuations. The Agreed Accounting Firm may not award damages, interest or penalties to either Party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Each Party shall bear one-half of the costs and expenses of the Agreed Accounting Firm. Notwithstanding anything in this Section 12.1 to the contrary, subject to matters for which Purchaser has an indemnity obligation pursuant to Article XI, the Final Settlement Statement shall be the final accounting solely for any accounting for any and all amounts addressed in the Final Settlement Statement, and there shall be no adjustment for such amounts on such Final Settlement Statement following the Final Settlement Date.

Section 12.2           Suspended Proceeds. Schedule 5.22 includes a listing showing all estimated net proceeds from production attributable to the Assets which are held in suspense by Seller as of the Closing Date (the “Suspense Funds”) because of lack of identity or address of owners, title defects, change of ownership, netting, over/under distributions or similar reasons. As soon as reasonably practicable after the Closing, but in no event later than the Final Settlement Date, Seller shall provide Purchaser an updated Schedule 5.22, and shall account for the net amount of Suspense Funds in the applicable Purchase Price adjustments set forth in the Final Settlement Statement. Purchaser shall be responsible for proper distribution of all pre-Closing Suspense Funds for which Purchaser receives a downward Purchase Price adjustment to the Persons lawfully entitled to them, and effective upon the Closing, Purchaser hereby protects, defends, indemnifies and holds Seller harmless against any and all Losses associated with claims against such Suspense Funds, provided that Seller shall remain responsible for any penalties and interest (attributable to periods prior to Closing) on Suspense Funds that were not escheated as required by Law prior to Closing.

Section 12.3           Receipts and Credits. Subject to the following sentence and the last sentence of Section 12.1, after the Parties’ agreement (or deemed agreement) upon the Final Settlement Statement, then, to the extent not accounted for in the Final Settlement Statement, if (a) any Party receives monies or other amounts belonging to the other, including proceeds of production, then, until the Cut-Off Date, such monies or other amounts shall, within five (5) Business Days after the end of the month in which such monies or other amounts were received, be paid over to the proper Party, (b) any Party pays monies for Property Expenses which are the obligation of the other Party hereto, then such other Party shall, within five (5) Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice were received, reimburse the Party which paid such Property Expenses, (c) a Party receives an invoice of an expense or obligation which is owed by the other Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (d) an invoice or other evidence of an obligation is received by a Party, which is partially an obligation of Seller and Purchaser jointly, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee. The provisions of this Section 12.3 will no longer apply from and after the Cut-Off Date; provided, however, that notwithstanding anything to the contrary herein, Purchaser’s (or any of its Affiliates) obligation to remit any refunds described on Schedule 2.3(f)(ii) to Seller shall survive indefinitely. To the extent permitted by applicable Law, the Parties agree to treat for all Tax purposes the monies, amounts, rights, obligations, property, or assets described in this Section 12.3 as having been transferred to and owned by the Person entitled to such assets at the Closing.

Section 12.4           Records; Retention.

(a)            As soon as reasonably practicable following Closing, but in any event within fifteen (15) Business Days following Closing, Seller shall deliver any electronic files, records, and data relating to the Assets in Seller’s or its Affiliate’s possession or control (the “Records”) including, without limitation, the Leases, lease records, well records, division order records, well files, title records (including abstracts of title, title opinions, title reports, and title curative documents), the Existing Contracts, engineering records, environmental records, maps, production records, pressure data, decline curves and graphical production curves, reserve reports, appraisals and accounting and Tax records, and all related matters in the possession of Seller (but excluding the Excluded Records), and no later than the termination of the Transition Services Agreement Seller shall make available to Purchaser for pick up, during normal business hours at Seller’s offices, copies of the paper Records.

(b)            Purchaser, for a period of five (5) years following of the expiration or termination of the Transition Services Agreement according to its terms, will (i) retain the Records and (ii) provide Seller, its Affiliates and its and their officers, employees and representatives with access to the Records (to the extent that Seller has not retained or cannot locate the original or a copy) during normal business hours for review and copying at Seller’s expense; provided, that, following the expiration of such five (5) year period, Purchaser intends to destroy any of the Records, Purchaser may do so after notifying Seller in writing in advance of such destruction and providing Seller a reasonable opportunity to copy any or all of such Records at Seller’s expense.

(c)            Seller, for itself and on behalf of its Affiliates, covenants and agrees that, for a period of twelve (12) months following the Closing, Seller shall keep confidential, and cause its Affiliates and their respective representatives to keep confidential, all Records that are non-public, proprietary, or confidential in nature and shall not, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned, or delayed), disclose or use any such Records except as expressly permitted herein, except in each case as (i) required by applicable Law, pursuant to the rules or regulations of any national securities exchange, or in connection with any regulatory filings or a Tax reporting or other Tax matter with any Governmental Entity, (ii) in compliance with any validly issued subpoena or Order, (iii) such Records are or become generally available to the public other than as a result of a disclosure by Seller or its Affiliates and their respective representatives or (iv) such Records are generally made available to Third Parties by Purchaser without restriction on disclosure.

Section 12.5           Recording. As soon as practicable after Closing, Purchaser, at its sole cost, shall record the Assignment in Webb County, Texas, and provide Seller with copies of the recorded Assignment.

Section 12.6           Filing for Approvals.

(a)            Purchaser, at its sole cost, shall no later than thirty (30) days after Closing:

(i)            file for approval with any Governmental Entities having jurisdiction (including state, federal, tribal, and local) the transfer documents required to effectuate the transfer of the Assets, in each case, to the extent such documents are delivered by Seller to Purchaser at Closing in compliance with Section 10.4;

(ii)           execute, acknowledge (if necessary), and exchange, as applicable, any applications necessary to transfer to Purchaser any transferable Permits to which the Assets are subject, and which Seller has agreed to transfer under this Agreement, in each case, to the extent such applications are delivered by Seller to Purchaser at Closing in compliance with Section 10.4; and

(iii)          file all appropriate bonds (or other authorized forms of security) with all applicable Governmental Entities and Third Parties relative to Purchaser’s assumption of operations or the transfer of the Assets, in each case, which are set forth on Schedule 5.32.

(b)            After Closing, the Parties further agree to take all other actions required of it by Governmental Entities having jurisdiction to obtain all requisite regulatory approval with respect to this transaction, and to use their commercially reasonable efforts to obtain unconditional approval by such authorities of any transfer documents requiring governmental approval in order for Purchaser to be recognized as owner of the Assets. Each Party agrees to provide the other Party with approved copies of the documents contemplated by this Section 12.6, as soon as they are available.

Section 12.7           Filing under Competition Laws.

(a)            Purchaser and Seller shall, and shall cause their Affiliates to use reasonable best efforts to consummate and make effective in the most expeditious manner possible the sale of the Assets and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations, notifications and notices required to be filed to consummate the sale of the Assets and the other transactions contemplated by this Agreement and (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Each of Purchaser and Seller shall, and shall cause their Affiliates to use reasonable best efforts to fulfill all conditions set forth in Article VIII and Article IX, respectively.

(b)            Purchaser shall not acquire or agree to acquire, by merger, consolidation, stock or asset purchase or otherwise, any business or corporation, partnership or other business organization or division thereof, or pursue or engage in any merger, business combination, consolidation, acquisition, sale or similar transaction with any other Person, or agree to, solicit, offer or propose any of the foregoing, to the extent it would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity necessary to be obtained at or prior to the Closing or would reasonably be expected to result in the failure to satisfy, or any material delay in satisfying, any condition set forth in Article VIII.

(c)            Prior to the Closing, to the extent not prohibited by applicable Law, Purchaser and Seller shall each keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including the expiration or termination of the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act or any other applicable Competition Laws and the receipt of any other applicable Required Approval, and work cooperatively in connection with obtaining all required consents, clearances, expirations or terminations of waiting periods, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity. In that regard, each Party shall (i) promptly provide any information and assistance as the other Party may reasonably request with respect to all notices, submissions or filings made by or on behalf of such Party or any of its Affiliates with any Governmental Entity in connection with this Agreement or the transactions contemplated by this Agreement, and (ii) promptly inform the other Party to this Agreement, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party of) any material communication from or to any Governmental Entity regarding the sale of the Assets or the other transactions contemplated by this Agreement, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed written or oral communication or submission with or to any such Governmental Entity. Purchaser shall not participate in any substantive meeting or discussion with any Governmental Entity in connection with this Agreement or the transactions contemplated by this Agreement, or with any other Person in connection with any Action by a private party relating to the HSR Act or any other applicable Competition Laws or Required Approvals in connection with this Agreement or the transactions contemplated by this Agreement, or make substantive oral submissions at meetings or in telephone or other conversations, unless it consults with Seller in advance, to the extent practicable, and, to the extent not prohibited by such Governmental Entity, gives Seller the opportunity to attend and participate thereat. Notwithstanding the foregoing or anything to the contrary in this Agreement, neither Party shall (and shall cause their respective subsidiaries not to), without the prior written consent of the other Party, which will not be unreasonably withheld, (A) withdraw its respective filings under the HSR Act or (B) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with the DOJ, the FTC or other Governmental Entity to delay the consummation of, or not to close before a certain date, the transactions contemplated by this Agreement. Notwithstanding the foregoing, Purchaser and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under this Agreement as “outside counsel only.” Such designated materials provided by Purchaser to Seller or by Seller to Purchaser pursuant to this Section 12.7, and the information contained therein, shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Seller, as the case may be); it being understood that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of the Assets, (ii) as necessary to comply with contractual arrangements or applicable Law and (iii) as necessary to address reasonable privilege concerns.

(d)            Purchaser and Seller shall file or cause to be filed, (i) any required notifications under the HSR Act as promptly as practicable, but in any event no later than twenty (20) Business Days after the Execution Date and to supply as promptly as practicable any additional information and documentary materials that may be required or advisable pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as promptly as practicable, and (ii) any other filings and/or notifications required in respect of any Required Approvals, whether in draft or final form (as required under applicable Law), as promptly as practicable, but in any event no later than ten (10) Business Days after the Execution Date, and to supply as promptly as practicable any additional information and documentary materials that may be requested in respect of any Required Approvals and, subject to the terms and conditions of this Agreement, to take all other actions necessary to cause the expiration or termination of the applicable waiting periods or obtain consents under such Required Approvals.

(e)            Purchaser shall, and shall cause its Affiliates to, use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any applicable Law, including the HSR Act and any other applicable Competition Laws.

(f)             Purchaser shall be responsible for filing fees payable under the HSR Act.

(g)            Notwithstanding any other provision of this Agreement, Purchaser shall take all actions necessary to avoid or eliminate each and every impediment under applicable Law, including the HSR Act or any other applicable Competition Laws, so as to enable the Closing to occur as promptly as practicable (and in any event no later than the Longstop Date), including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate Order, or otherwise, the sale, licensing, divestiture or disposition of the Assets, and (ii) otherwise taking or committing to take actions that after the Closing would limit Purchaser’s or its Affiliates’ freedom of action with respect to, or its or their ability to retain, operate, transfer, or otherwise exercise full ownership rights with respect to the Assets or any businesses, product lines or assets of Purchaser and its respective Affiliates with respect to the Assets. Notwithstanding anything herein to the contrary, Purchaser shall not be obligated to take or agree or commit to take any action (A) that is not conditioned on the Closing, (B) that relates to any other businesses, product lines or assets of Purchaser and its Affiliates, and in no event shall Purchaser or any of its Affiliates be required to agree to be the licensing, selling, divesting, transferring, disposing or encumbering party under any such agreements or transactions described above, or (C) would have a material adverse effect on the Assets, and Seller shall not be obligated to take or agree or commit to take any action (Y) that is not conditioned on the Closing or (Z) that relates to any businesses, product lines or assets of Seller and its Affiliates, and in no event shall Seller or any of its Affiliates be required to agree to be the licensing, selling, divesting, transferring, disposing or encumbering party under any such agreements or transactions described above, and, in any case, Seller and its Affiliates shall have no direct or indirect obligation or liability in respect of any such agreements or transactions, including any indemnification obligations, for which Seller and its Affiliates are not fully indemnified by Purchaser.

Section 12.8           Further Cooperation. After Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents that are reasonably necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Article XIII
TAXES

Section 13.1           Allocation of Asset Taxes. Seller shall be allocated and bear all Asset Taxes attributable to (a) any Tax period ending prior to the Effective Time and (b) the portion of any Straddle Period ending immediately prior to the Effective Time. Purchaser shall be allocated and bear all Asset Taxes attributable to (y) any Tax period beginning at or after the Effective Time and (z) the portion of any Straddle Period beginning at or after the Effective Time. For purposes of determining the foregoing allocations, (i) Severance Taxes shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred and (iii) Property Taxes or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand; provided, however, that in each case, the Party responsible for paying any Asset Taxes to the applicable Governmental Entity pursuant to Section 13.2 shall be allocated the portion, if any, of such Asset Taxes that consist of penalties, interest or additions to Tax to the extent attributable to the failure by such Party to timely pay or cause to be timely paid any such Asset Taxes due. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Asset gives rise to the liability for the particular Asset Tax and shall end on the day before the next such date. To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.2 or Section 3.3, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. Until the Cut-Off Date, to the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by Purchaser or Seller) is ultimately determined to be different than the amount (if any) that was taken into account in the Adjusted Purchase Price, or any Party is required to file a Tax Return pursuant to Section 13.2 with respect to Asset Taxes that are allocable (in whole or in part) to another Party, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 13.1.

Section 13.2           Tax Returns. Seller shall prepare and file any Tax Returns with respect to Asset Taxes that are required to be filed on or before the Closing Date and shall pay any Asset Taxes that are due and payable on or before the Closing Date, subject to its rights to reimbursement under Section 13.1, and such Tax Returns shall not be amended by Purchaser without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. After the Closing Date, Purchaser shall be responsible for paying any Asset Taxes that become due and payable after the Closing Date, subject to its rights to reimbursement under Section 13.1, and shall file with the appropriate Governmental Entity any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes. To the extent any such Tax Return relates to a Straddle Period, Purchaser shall submit such Tax Return to Seller for its review, comment and approval reasonably in advance of the due date therefor and timely file each such Tax Return upon receipt of approval from Seller, incorporating any comments received from Seller reasonably in advance of the due date therefor. The Parties agree that (a) this Section 13.2 is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable Governmental Entity and (b) nothing in this Section 13.2 shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest, or additions to Tax imposed as a result of any breach by a Party of its obligations under this Section 13.2, which shall be borne by the breaching Party).

Section 13.3           Transfer Taxes. Purchaser shall be solely liable for and shall pay and shall indemnify, defend and hold harmless Seller and its Affiliates from and against any and all liability for, to the extent applicable, (a) any and all sales, use, transfer, stamp, documentary, registration, excise or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (the “Transfer Taxes”) and (b) all required filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Purchaser. Purchaser shall prepare and file all Tax Returns with respect to Transfer Taxes within the time period prescribed by applicable Law. Seller and Purchaser shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any Transfer Taxes.

Section 13.4           Cooperation. Each Party shall provide the other Parties with reasonable information which may be required by the other Party for the purpose of preparing Tax Returns and any audit, litigation or other proceeding with respect to Asset Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided under this Agreement. The Parties agree to retain all books and records with respect to Asset Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Entity.

Section 13.5           Tax Allocation. For U.S. federal (and applicable state and local) Income Tax purposes, the Parties agree that the (i) Purchase Price shall be allocated among the Assets for Income Tax purposes in accordance with Sections 1060 of the Code and Treasury Regulations promulgated thereunder, (ii) in a manner consistent with the Allocated Value and (iii) no amounts treated as consideration for U.S. federal income Tax purposes shall be allocable to assets described in Treasury Regulations Sections 1.338-6(b)(2)(vi) or (vii) (the “Allocation Principles”). Purchaser shall deliver a draft schedule of the allocation of the Tax Purchase Price among the Assets for Income Tax purposes (the “Draft Tax Allocation”) to Seller within thirty (30) days following the date the Final Price is finally determined pursuant to Section 12.1 for Seller’s review and comment. Seller shall review and provide reasonable comments with respect to such Draft Tax Allocation within thirty (30) days from delivery to Seller, and Purchaser shall consider in good faith Seller’s reasonable comments. Purchaser and Seller shall cooperate in good faith to resolve any disputes with respect to the Draft Tax Allocation and use commercially reasonable efforts to agree to a final allocation of the Tax Purchase Price among the Assets for Income Tax purposes. If Purchaser and Seller reach an agreement with respect to the Draft Tax Allocation it shall become final (the “Final Tax Allocation”) and (i) Purchaser and Seller shall use commercially reasonable efforts to update the Final Tax Allocation to take into account any subsequent adjustments to the Final Price in accordance with the Allocation Principles, (ii) Purchaser and Seller shall, and shall cause their respective Affiliates to, report consistently with the Final Tax Allocation, as adjusted, on IRS Form 8594 (Asset Acquisition Statement Under Section 1060), which Purchaser and Seller shall timely file with the IRS, unless otherwise required by a change in applicable Law occurring after the date the Parties agree to the Final Tax Allocation and (iii) neither Party (nor their respective Affiliates) shall take any position inconsistent with the Final Tax Allocation in connection with any Tax matter, unless required to do so by a final determination as defined in Section 1313 of the Code or any other applicable Law, or with such other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). If Purchaser and Seller cannot mutually agree on a final allocation of the Tax Purchase Price among the Assets for Income Tax purposes pursuant to this Section 13.5, each Party shall be entitled to determine its own allocation of the Tax Purchase Price among the Assets for Income Tax purposes and file its IRS Form 8594 consistent therewith.

Section 13.6           Tax Treatment of Post-Closing Payments. Except as otherwise required by applicable Law, the Parties shall treat any payments made pursuant to Section 12.1 and any indemnification payment made under this Agreement as an adjustment to the Final Price for U.S. federal and applicable state Income Tax purposes.

Article XIV
TERMINATION

Section 14.1           Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to the Closing:

(a)            by the mutual written agreement of the Parties;

(b)            by delivery of written notice from Purchaser to Seller if any of the conditions set forth in Article VIII (other than the conditions set forth in Section 8.3, Section 8.4 and Section 8.8) have not been satisfied by Seller (or waived by Purchaser) by the Longstop Date;

(c)            by delivery of written notice from Seller to Purchaser (i) if any of the conditions set forth in Article IX (other than the conditions set forth in Section 9.3, Section 9.4 and Section 9.8) have not been satisfied by Purchaser (or waived by Seller) by the Longstop Date or (ii) if (A) the equity contribution described in Schedule 7.6 – Part II, subpart (a), is not funded on or prior to the Equity Funding Deadline, (B) prior thereto, Purchaser or Caturus HoldCo, LLC delivers written notice to Seller stating that such funding will not occur on or prior to the Equity Funding Deadline, or (C) prior to the Closing, Purchaser breaches its covenant in Schedule 7.6 – Part II, subpart (b);

(d)            by either Party delivering written notice to the other Party if any of the conditions set forth in Section 8.3, Section 8.4, Section 8.8, Section 9.3, Section 9.4 or Section 9.8 are not satisfied or waived by the applicable Party on or before the Longstop Date;

(e)            by either Party, at any time at and after the Scheduled Closing Date, if (i) the conditions set forth in Article VIII and Article IX (other than those conditions that by their terms are to be satisfied at Closing) have been satisfied or waived in accordance with this Agreement, (ii) such Party has indicated in writing to the other Party that it is ready, willing and able to consummate the Closing, and (iii) the other Party shall have failed to consummate the Closing by the close of business on the fifth (5th) Business Day following the other Party’s receipt of such written notification; and

(f)            by Seller in the event Purchaser has not timely paid the Deposit pursuant to Section 3.4(a);

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), (d) or (e) above if such Party is at such time in material breach of any provision of this Agreement.

Section 14.2           Effect of Termination. If this Agreement is terminated pursuant to any provision of Section 14.1, then, except as provided in this Section 14.2 (and except for the provisions of Section 3.5, Section 4.2(a), Section 7.4, Section 11.11, this Article XIV and Article XV), this Agreement shall forthwith become void and of no further force or effect and the Parties shall have no liability or obligation hereunder.

(a)            If Seller has the right to terminate this Agreement pursuant to Section 14.1(c) because of a Willful Breach by Purchaser of this Agreement, or Section 14.1(e) above, Seller shall be entitled to (i) terminate this Agreement pursuant to Section 14.1 and the Parties shall deliver joint written instructions to the Escrow Agent to release the Deposit to Seller from the Escrow Account (as defined in the Escrow Agreement) as liquidated damages, and not as a penalty, for such termination, free and clear of any claims thereon by Purchaser or (ii) seek and enforce the specific performance of Purchaser hereunder; provided, however, that if Seller does not successfully seek and enforce specific performance, at that time, Seller will be deemed to have elected to terminate this agreement and retain the Deposit as liquidated damages. The Parties agree that the foregoing described liquidated damages are reasonable considering all of the circumstances existing as of the Execution Date and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Seller. Notwithstanding the foregoing, upon termination pursuant to Section 14.1(c)(ii), Purchaser shall be deemed in Willful Breach and the Deposit shall be automatically and irrevocably released to Seller as liquidated damages (and sole and exclusive remedy), without further action or proof.

(b)            If Purchaser has the right to terminate this Agreement pursuant to Section 14.1(b) because of a Willful Breach by Seller of this Agreement, or Section 14.1(e) above, Purchaser shall be entitled to (i) terminate this Agreement pursuant to Section 14.1 and the Parties shall deliver joint written instructions to the Escrow Agent to release the Deposit to Purchaser from the Escrow Account (as defined in the Escrow Agreement), and recover actual and direct damages from Seller (including legal costs, financing costs, Hedging Costs and costs incurred in respect of the R&W Insurance Policy) in an amount up to but not exceeding twenty five million dollars ($25,000,000), or (ii) seek and enforce the specific performance of Seller hereunder; provided, however, that if Purchaser does not successfully seek and enforce specific performance, at that time, Purchaser will be deemed to have elected to terminate this Agreement and clause (i) will apply. The Parties agree that the foregoing described remedies are reasonable considering all of the circumstances existing as of the Execution Date and, as to any damages, constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Purchaser.

(c)            If this Agreement is terminated for any reason other than as set forth in Section 14.2(a) or Section 14.2(b), then the Parties shall have no liability or obligation hereunder as a result of such termination, and the Parties shall, within five (5) Business Days of the date this Agreement is terminated, deliver joint written instructions to the Escrow Agent to release and return the Deposit to Purchaser from the Escrow Account (as defined in the Escrow Agreement) free and clear of any claims thereon by Seller.

(d)            Subject to the foregoing, upon the termination of this Agreement neither Party shall have any other liability or obligation hereunder and following any termination of this Agreement, Seller shall be free to all the rights and benefits associated with the ownership of the Assets, including the right to sell the Assets at Seller’s discretion, without any claim by Purchaser with respect thereto.

Section 14.3           Return of Documentation and Confidentiality. Upon any termination of this Agreement, Purchaser shall (at Purchaser’s election) destroy or return to Seller all title, engineering, environmental assessments and/or reports, maps, documents and other information furnished by Seller to Purchaser or prepared by or on behalf of Purchaser in connection with its due diligence investigation of the Assets and an officer of Purchaser shall certify same to Seller in writing.

Section 14.4           Termination Procedure.

(a)            Notwithstanding anything contained in this Agreement to the contrary, in the event Purchaser notifies Seller of Purchaser’s intention to terminate this Agreement in accordance with Section 14.1(d) on account of the conditions set forth in Section 8.4 not being satisfied, Seller may, prior to giving effect to Section 14.1(d), elect to submit (a) all disputed Title Defects, Title Defect Amounts, Title Benefits and Title Benefit Amounts to the Title Arbiter in accordance with the procedures set forth in Section 4.5 and (b) all disputed Environmental Defects and Remediation Amounts to the Environmental Arbiter in accordance with the procedures set forth in Section 4.14; provided that notwithstanding anything to the contrary in Section 4.5 or Section 4.14, as applicable, such proceeding shall be solely to determine whether the aggregate adjustments pursuant to Section 3.3(c) and Section 3.3(d) in respect of any disputed Title Defects and Title Defect Amounts and pursuant to Section 3.3(c) and Section 3.3(e) in respect of any disputed Environmental Defects and Remediation Amounts would, when taken together with all other finally determined Title Defect Amounts, Remediation Amounts, Title Benefit Amounts, the sum of the Allocated Values of all Assets excluded from the transactions contemplated by this agreement pursuant to Section 4.4(a) and Section 4.10(b), and the amount of all Casualty Losses pursuant to Section 4.16, trigger the termination right under Section 14.1(d); provided, further, that the Parties shall work with the Title Arbiter or Environmental Arbiter, as applicable, in good faith to conclude such arbitration within ten (10) days after the date of submission. For the avoidance of doubt, if Seller elects to submit to the Title Arbiter or Environmental Arbiter in accordance with this Section 14.4, Purchaser may not terminate this Agreement pursuant to Section 14.1(d) until final resolution of such arbitration unless the termination right under Section 14.1(d), as applicable, would otherwise apply solely by virtue of the exclusion of any Asset pursuant to Section 4.4(a) or Section 4.10(b), as applicable.

(b)            Notwithstanding anything to the contrary, (i) any determination by the Title Arbiter or the Environmental Arbiter pursuant to an arbitration initiated by either Party pursuant to Section 14.4(a) shall not be higher than the Title Defect Amounts, Title Benefit Amounts or the Remediation Amounts, as applicable, asserted by such Party in good faith prior to the Defect Notice Date and (ii) Seller can exercise Section 14.1(d) on account of the conditions set forth in Section 9.4 not being satisfied based on the Title Defect Amounts and Remediation Amounts asserted by Purchaser.

Article XV
MISCELLANEOUS

Section 15.1           Entire Agreement. This Agreement, including all Schedules and Exhibits attached hereto, constitutes the entire agreement between the Parties as to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions of the Parties, whether oral or written. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties.

Section 15.2           References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Articles, Appendices, Sections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Appendices, Sections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any such subdivisions are for convenience only and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Derivatives and other forms of the terms defined in this Agreement shall have meanings consistent with the definitions herein provided. The term “including” (or “included”) shall be deemed to be followed by the phrase “but not limited to.” Unless otherwise expressly provided herein, any reference herein to a “day” shall refer to a calendar day. All references to “$” or “dollars” shall be deemed references to United States dollars. The words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used. References to any agreement (including this Agreement), instrument or Law shall mean such agreement (including this Agreement), instrument or Law as each may be amended, supplemented or otherwise modified from time to time including, in the case of any agreement (including this Agreement), by waiver or consent and, in the case of Laws, by succession of comparable successor Laws. References to any date shall mean such date in Houston, Texas, and for purposes of calculating the period of time in which any notice or action is to be given or undertaken hereunder, such period shall be deemed to begin at 7:01 a.m. Central Time on the applicable date in Houston, Texas. Any requirement that a Party use “commercially reasonable efforts” hereunder shall not be construed to include any requirement of such Party or any of its Affiliates to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

Section 15.3           Assignment. This Agreement may not be assigned by Purchaser without the prior written consent of Seller; provided, however, that Purchaser may, prior to Closing, assign this Agreement or its right to acquire all or a portion of the Assets to a U.S. Affiliate or U.S. Affiliates of Purchaser by written notice to Seller prior to Closing. Any assignment or other transfer by Purchaser (including, for avoidance of doubt, any pre-Closing assignment of all or a portion this Agreement or the right to acquire all or a portion of the Assets to an Affiliate of Purchaser) or its successors and assigns of any of the Assets or this Agreement shall not relieve Purchaser or its successors or assigns of any of their obligations (including indemnity obligations) hereunder and/or as to the Assets so assigned or transferred.

Section 15.4           Waiver. Any of the terms, covenants, agreements, representations, warranties or conditions hereof may be waived only by a written instrument executed by the Party waiving compliance. No course of dealing on the part of Seller or Purchaser or their respective representatives and no failure by Seller or Purchaser to exercise any of its rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 15.5           Conflict of Law Jurisdiction, Venue. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG SELLER AND PURCHASER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW. EACH OF SELLER AND PURCHASER CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE TEXAS BUSINESS COURT LOCATED IN TARRANT COUNTY, TEXAS FOR ANY PROCEEDING ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. ALL PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS SHALL BE EXCLUSIVELY LITIGATED IN TEXAS BUSINESS COURTS IN TARRANT COUNTY, TEXAS (OR, IF THE TEXAS BUSINESS COURTS ARE UNAVAILABLE OR LACK JURISDICTION, THEN THE FEDERAL COURTS LOCATED IN THE SOUTHERN DISTRICT OF TEXAS, AND IF SUCH FEDERAL COURTS ARE UNAVAILABLE OR LACK JURISDICTION, THEN ANY STATE COURT IN TARRANT COUNTY, TEXAS). EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY PAPERS, NOTICES OR PROCESS AT THE ADDRESS SET OUT IN Section 15.6 IN CONNECTION WITH ANY PROCEEDING AND AGREES THAT NOTHING HEREIN WILL AFFECT THE RIGHT OF THE OTHER PARTIES TO SERVE ANY SUCH PAPERS, NOTICES OR PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE, CONTROVERSY OR CLAIM MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. Each OF SELLER AND PURCHASER waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any proceeding arising out of or relating to this Agreement.

Section 15.6           Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, by email (provided that confirmation of receipt of such email is requested and received, which confirmation shall be provided reasonably promptly following receipt) or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, addressed to Seller or Purchaser, as appropriate, at the address for such Person shown below or at such other address as Seller or Purchaser shall have theretofore designated by written notice delivered to the other Parties:

If to Seller:

SM Energy Company

1700 Lincoln Street, Ste. 3200

Denver, Colorado 80203

Attention: James Lebeck

Email: jlebeck@sm-energy.com

With a copy to (which shall not constitute notice to Seller):

Skadden, Arps, Slate, Meagher & Flom LLP

845 Texas Ave., Suite 2300

Houston, Texas 77002

Attention: Emery Choi

Email: emery.choi@skadden.com

If to Purchaser:

Caturus Energy, LLC

730 Town and Country Blvd, Suite 400

Houston, Texas 77024

Attention: Brett Riesenfeld

Email: Brett.Riesenfeld@caturus.com

With a copy to (which shall not constitute notice to Purchaser):

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Attention: Chad M. Smith, P.C.; Shawn Beloin

Email: chad.smith@kirkland.com; shawn.beloin@kirkland.com

Any notice given in accordance herewith shall be deemed to have been given been given as of the date of receipt by the intended Party.

Section 15.7           Timing. Timing is of the essence for performance of the Parties’ respective obligations hereunder; provided that if the date specified in this Agreement for giving any notice or taking any action under this Agreement is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (or the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 15.8           Confidentiality. Any information concerning the Assets (including any information discovered as a result of Purchaser’s Environmental Assessment) or any aspect of the transactions contemplated by this Agreement shall be subject to the terms of the Confidentiality Agreement. This obligation shall terminate on the earlier to occur of (a) the Closing, (b) the second anniversary of the early termination of this Agreement, or (c) such time as the information and data in question becomes generally available to the oil and gas industry other than through the breach these obligations by Purchaser or its officers, employees or representatives.

Section 15.9           Publicity. Neither Seller nor Purchaser shall issue any media or other similar releases concerning this Agreement and the transactions contemplated hereby without the prior written consent of the other Party, except as required to be issued by a Party pursuant to applicable Law including the applicable rules or regulations of any Governmental Entity or stock exchange; provided that no such consent will be required for any media or similar release made by either Party containing only such information as was included in a release or filing which was previously approved in accordance with, or allowed to be made under, this Section 15.9.

Section 15.10         Use of Seller’s Names. Purchaser agrees that, as soon as practicable after the Closing, but in no event longer than ninety (90) days after Closing, it will remove or cause to be removed the names and marks used by Seller and all variations and derivatives thereof and logos relating thereto from the Assets and Purchaser will not make any use whatsoever of such names, marks and logos.

Section 15.11         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the contemplated transactions is not affected in any material adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the contemplated transactions are fulfilled to the extent possible.

Section 15.12         Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the rights of each Non-Recourse Person to enforce its rights under Section 15.15, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than Seller and Purchaser and their respective successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties.

Section 15.13         Conspicuousness. PURCHASER ACKNOWLEDGES THAT THE PROVISIONS OF THIS AGREEMENT THAT ARE PRINTED IN THE SAME MANNER AS THIS SECTION ARE CONSPICUOUS.

Section 15.14         Execution in Counterparts. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute for all purposes one agreement. Facsimiles or other electronic copies (e.g., PDFs) of executed counterparts shall be deemed to be original instruments.

Section 15.15         Non-Recourse Persons. Except to the extent of a named Party to this Agreement, each Party acknowledges and agrees that no past, present or future equity holder, controlling Person, director, manager, officer, employee, general or limited partner, incorporator, member, partner, attorney, representative, Affiliate, agent or financing source of any of the Parties to this Agreement or any Transaction Document or any past, present or future equity holder, controlling person, director, manager, officer, employee, general or limited partner, incorporator, member, partner, attorney, representative, Affiliate, agent or financing source of any of the foregoing (collectively, each of the foregoing but not including the Parties, a “Non-Recourse Person”), in such capacity, shall have any liability or responsibility (in contract, tort or otherwise) for any liabilities of any Party hereto, as applicable, under this Agreement or any Transaction Document or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or thereby. This Agreement may be enforced only against, and any action based upon, arising out of, or related to this Agreement or the Transaction Documents, or the negotiation, execution or performance of this Agreement or the Transaction Documents, may be brought only against the entities that are expressly named as Parties hereto (and their permitted successors and assigns) and then only with respect to the specific obligations set forth herein or therein with respect to such Party. Each Non-Recourse Person is expressly intended as a third party beneficiary of this Section 15.15. For clarity, the Parties acknowledge and agree that nothing in this Section 15.15 shall affect any obligations or liabilities of any Non-Recourse Person arising (a) under any other agreement other than this Agreement and the other Transaction Documents, or (b) by reason of such Non-Recourse Person becoming a direct or indirect successor or assign of a Party.

Section 15.16         Legal Representation.

(a)            It is acknowledged by each of the Parties that Seller has retained Skadden, Arps, Slate, Meagher & Flom LLP (“Seller’s Counsel”) to act as their counsel in connection with the transactions contemplated hereby and that Seller’s Counsel has not acted as counsel for any other Person in connection with the transactions contemplated by this Agreement for conflict of interest or any other purposes. Purchaser agrees that any attorney-client privilege and the expectation of client confidence attaching as a result of Seller’s Counsel’s representation of Seller related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, including all communications among Seller’s Counsel and Seller and/or its Affiliates related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, shall survive the Closing and shall remain in effect.

Purchaser agrees that, notwithstanding any current or prior representation of Purchaser or any of its Affiliates by Seller’s Counsel, Seller’s Counsel shall be allowed to represent Seller and its Affiliates in any matters and disputes adverse to Purchaser or its Affiliates that either is existing on the Execution Date or arises in the future and relates to this Agreement and the transactions contemplated by this Agreement, and Purchaser hereby waives any conflicts or claim of privilege that may arise in connection with such representation. Further, Purchaser agrees that, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, to the extent relating to this Agreement, Seller’s Counsel may represent Seller or any of its Affiliates in such dispute even though the interests of Seller, or its Affiliate, may be directly adverse to Purchaser or any of its Affiliates and even though Seller’s Counsel may have represented Purchaser or any of its Affiliates in other matters.

[Signature Pages Follow]

IN WITNESS WHEREOF, Purchaser and Seller have executed and delivered this Agreement effective as of the Effective Time.

SELLER:

SM ENERGY COMPANY

By:	/s/ Elizabeth A. McDonald
Name:	Elizabeth A. McDonald
Title:	President and Chief Executive Officer

PURCHASER:

Caturus Energy, LLC

By:	/s/ David Lawler
Name:	David Lawler
Title:	Chief Executive Officer

Caturus HOLDCO, LLC

(Solely for purposes of Section 7.8)

By:	/s/ Bryan Gunderson
Name:	Bryan Gunderson
Title:	Chief Financial Officer

Appendix A
Defined Terms

Capitalized terms used in this Agreement have the following meanings:

“Action” shall mean any claim, counterclaim, action, demand, suit, arbitration, cause of action, complaint, litigation, proceeding, hearing, or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjusted Purchase Price” has the meaning set forth in Section 3.4.

“AFE” means authority for expenditure.

“Affiliate” means with respect to any Person, a Person that, directly or indirectly, through one or more entities, controls, is controlled by or is under common control with the Person specified. For the purpose of the immediately preceding sentence, the term “control” and its syntactical variants mean the power, direct or indirect, to direct or cause the direction of the management of such Person, whether through the ownership of voting securities, by contract, agency or otherwise. Notwithstanding the foregoing, solely as it pertains to Purchaser, “Affiliate” shall only be deemed to refer to Caturus HoldCo, LLC and its direct and indirect subsidiaries.

“Affiliate Arrangement” has the meaning set forth in Section 5.10(a)(x).

“Aggregate Defect Deductible” has the meaning set forth in Section 4.8.

“Agreed Accounting Firm” means a nationally-recognized independent accounting firm mutually agreed to by Purchaser and Seller; provided that if the Parties cannot agree upon the identity of the Agreed Accounting Firm within fourteen (14) days following the Target Settlement Date, then either Party can request that the Houston, Texas office of the American Arbitration Association appoint such Agreed Accounting Firm.

“Agreement” has the meaning set forth in the Preamble.

“Allocated Value” has the meaning set forth in Section 3.1.

“Allocation Principles” has the meaning set forth in Section 13.5.

“Alternative M&M Arrangements” means such alternative arrangement reasonably satisfactory to Seller and Purchaser, which may include the physical separation of facilities or other permanent solution, for the handling, measurement, transportation or marketing of Hydrocarbons produced from the Retained Properties.

“Approved Hedges” means those hedges set forth on Schedule 14.2(b), including commodity reference price, tenor and quantity intended to reduce or eliminate the risk of fluctuation in the price of Hydrocarbons and approved hedging counterparties.

“Asset Taxes” means all Property Taxes and all Severance Taxes. For the avoidance of doubt, Asset Taxes shall not include Income Taxes or Transfer Taxes.

“Assets” has the meaning set forth in Section 2.2.

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“Assignment” shall mean the Assignment and Bill of Sale from Seller to Purchaser pertaining to the Assets and substantially in the form of Exhibit C.

“Assumed Obligations” has the meaning set forth in Section 11.1.

“Austin Chalk” means the stratigraphic interval, including all stratigraphic equivalents thereof, the top of which occurs at a measured depth of 8,015 feet in the Reference Well, and the base of which occurs at a measured depth of 8,385 feet in the Reference Well.

“Available Employee Letter” has the meaning set forth in Section 7.5(a).

“Available Employees” means those individuals employed or engaged by Seller or its Affiliates who are identified in the Available Employee Letter.

“Burden” means any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Denver, Colorado and Houston, Texas are generally open for business.

“Casualty Loss” means an event where any of the Assets are (a) taken in condemnation or under the right of eminent domain, or (b) damaged or destroyed by fire or other casualty or act of God.

“Central Time” means the central standard time zone of the United States.

“Claim Notice” has the meaning set forth in Section 11.7(b).

“Closing” has the meaning set forth in Section 10.1.

“Closing Date” means the date upon which Closing occurs (or should occur assuming the conditions to Closing have been satisfied or waived by the applicable Party).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Competition Laws” shall mean any domestic, federal, foreign or supranational Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade means.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of December 23, 2025, by and between Seller and Kimmeridge Energy Management Company, LLC.

“Customary Post-Closing Consents” means those consents and approvals from Governmental Entities for the assignment of the Assets to Purchaser that are customarily obtained after such assignment of properties similar to the Assets.

“Cut-Off Date” means the date that is twelve (12) months after the Closing.

“Defect Cure Period” has the meaning set forth in Section 4.3(b).

“Defect Escrow Amount” has the meaning set forth in Section 4.6(a).

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“Defect Notice Date” means, with respect to a Title Defect Notice and/or Title Benefit Notice, March 19, 2026, and with respect to an Environmental Defect Notice, April 3, 2026, as applicable.

“Defensible Title” means such title of Seller to the Wells or Well Locations, that, as of the Effective Time and the Defect Notice Date, subject to Permitted Encumbrances is (x) deductible of record or (y) if not deducible of record, title evidenced by unrecorded instruments or elections included in the Records and made pursuant to joint operating agreements, consolidation agreements, pooling agreements, unitization agreements or similar agreements:

(a)            with respect to an applicable Subject Formation for a Well or Well Location, entitles Seller to receive during the entirety of the productive life of such Well or Well Location not less than the Net Revenue Interest for such Well or Well Location as set forth on Exhibit B-1 or Exhibit B-2, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date be a non-consenting co-owner and (ii) as otherwise expressly set forth on Exhibit B-1 or Exhibit B-2;

(b)            with respect to an applicable Subject Formation for a Well or Well Location, obligates Seller to bear during the entirety of the productive life of such Well or Well Location not more than the Working Interest for such Well or Well Location as set forth on Exhibit B-1 or Exhibit B-2, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) increases to the extent that they are accompanied by a proportionate increase in Seller’s Net Revenue Interest in such Well or Well Location, and (iii) as otherwise expressly set forth on Exhibit B-1 or Exhibit B-2; and

(c)            is free and clear of all Encumbrances.

“Deposit” has the meaning set forth in Section 3.4(a).

“Dispute Notice” has the meaning set forth in Section 12.1(a).

“Draft Tax Allocation” has the meaning set forth in Section 13.5.

“Eagle Ford” means the stratigraphic interval, including all stratigraphic equivalents thereof, the top of which occurs at a measured depth of 8,385 feet in the Reference Well, and the base of which occurs at a measured depth of 8,646 feet in the Reference Well.

“Effective Time” means 7:01 a.m. (Central Time) on February 1, 2026.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in §3.3 of ERISA) and any other compensatory or employee benefit plan, program, policy, agreement, arrangement or commitment, including any bonus or other incentive plan, plan for deferred compensation, profit-sharing, options to acquire stock, stock appreciation rights, stock purchases, or other equity-based plans or arrangements, employee health, life or other welfare benefit plan, severance arrangement or policy, any employment or consulting agreement, any change in control agreement or arrangement, any tax gross-up agreement or arrangement, any plan, arrangement, agreement, program or commitment to provide for insurance coverage (including any self-insured arrangements), disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, leave of absence, life or accident benefits (including any voluntary employee benefits association (as defined in § 501(c)(9) of the Code) providing for the same or other benefits) or other arrangement, whether or not in writing and whether or not subject to ERISA.

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“Encumbrance” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, license, hypothecation, encroachment, Order, conditional sale or other title retention agreement and other similar impositions, imperfections or defects of title, or any other similar encumbrances, or any other charge of any kind.

“Environmental Arbiter” has the meaning set forth in Section 4.14.

“Environmental Defect” means a condition that (a) constitutes a violation of Environmental Laws in effect as of or prior to the Defect Notice Date in any jurisdiction to which the affected Assets are subject, or (b) constitutes a physical condition (including the release of Hazardous Substances into the environment) that requires, if known, or would require, once sufficiently discovered, reporting to a Governmental Entity, investigation, monitoring, removal, clean-up, remediation, restoration or other corrective action under Environmental Laws. For the avoidance of doubt, (i) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” or that such a Well should be temporarily abandoned or permanently plugged and abandoned shall not, in each case, form the basis of an Environmental Defect, except to the extent constituting a current violation of Environmental Law as described in clause (a) above, (ii) the fact that a pipe is temporarily not in use shall not form the basis of an Environmental Defect, except to the extent constituting a current violation of Environmental Law as described in clause (a) above, and (iii) except with respect to equipment (A) that causes or has caused any environmental pollution, contamination or degradation where Remediation is presently required (or if known or confirmed, would be presently required) under Environmental Laws or (B) the use or condition of which is a violation of Environmental Law in effect as of or prior to the Defect Notice Date, the physical condition of any surface or subsurface production equipment, including water or oil tanks, separators or other ancillary equipment, shall not form the basis of an Environmental Defect.

“Environmental Defect Notice” has the meaning set forth in Section 4.12.

“Environmental Defect Property” has the meaning set forth in Section 4.12.

“Environmental Disputed Matter” has the meaning set forth in Section 4.14.

“Environmental Indemnity Agreement” has the meaning set forth in Section 4.13(b).

“Environmental Law” means any Laws pertaining to health or safety (regarding Hazardous Substances), pollution or protection of the environment, including the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, the Oil Pollution Act, as amended, the Endangered Species Act, as amended, the National Environmental Policy Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Hazardous Materials Transportation Act, as amended, the Occupational Safety and Health Act (regarding Hazardous Substances) and any state, tribal or local counterparts. The terms “release” and “threatened release” shall include the meanings specified in CERCLA; and, to the extent the Laws of the state in which the Assets are located are applicable and have established a meaning for “release”, “threatened release”, and “disposal” that is broader than that specified in CERCLA or RCRA, such broader meaning shall also apply with respect to the matters covered by such Laws.

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“Equipment” has the meaning set forth in Section 2.2(e).

“Equity Funding Deadline” has the meaning set forth in Schedule 7.6 – Part II.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement dated as of the Execution Date, between Purchaser, Seller and the Escrow Agent.

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Records” means (a) any books, records, data, files, maps and accounting records to the extent disclosure or transfer is restricted by Third Party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 4.10, or subjected to payment of a fee or other consideration by any license agreement or other agreement with a Person other than an Affiliate of Seller, or by applicable Law, and for which Purchaser has not agreed in writing to pay the fee or other consideration, as applicable; (b) all legal records and legal files of Seller, work product of Seller’s legal counsel and records protected by an attorney-client or other privilege (including all litigation files), but excluding in each case Leases, Existing Contracts, title opinions or non-privileged records with respect to any matter for which Seller is seeking indemnity from Purchaser; (c) Seller’s internal reserve studies, estimates and evaluations, and engineering studies and economic studies; (d) all corporate, partnership, limited liability company, financial, Tax (including Seller’s Tax Returns other than Tax Returns for ad valorem Taxes imposed with respect to the Assets for the four (4) Taxable years ending on or before the Closing Date), accounting and legal records of Seller that relate to Seller’s business generally (whether or not related to the Assets); and (e) all books, records and files to the extent related to the Excluded Assets.

“Execution Date” has the meaning set forth in the Preamble.

“Existing Contracts” means, except for any Excluded Asset, all contracts, agreements and instruments by which the Leases, Wells or other Assets are bound, or to which any of the Leases, Wells or other Assets are subject (but in each case only to the extent applicable to such Leases, Wells or other Assets and not to other properties of Seller or its Affiliates not included in the Assets), in each case, that will bind the Purchaser or Assets after the Closing, including operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exploration agreements, area of mutual interest agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of Hydrocarbons and processing agreements; provided that “Existing Contracts” shall exclude (a) any master service agreements, blanket agreements and similar contracts, (b) all of the instruments constituting the Leases, Rights-of-Way or creating or assigning any real property interest, (c) any trucking agreements, (d) crude marketing agreements not solely applicable to the Leases, Wells, or other Assets, (e) any water-related contracts and agreements (including supply, sourcing, transportation, disposal, reuse, or capacity arrangements) and (f) any contracts, agreements and instruments to the extent transfer is (i) restricted by their respective terms by a Required Consent and the necessary Required Consent is not obtained pursuant to Section 4.10, or (ii) subject to payment of a fee or other consideration under any license agreement or other agreement with a Person other than an Affiliate of Seller, and for which Purchaser has not agreed in writing to pay the fee or other consideration.

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“FERC” means the Federal Energy Regulatory Commission and any applicable successor agency thereto.

“Final Payment Date” has the meaning set forth in Section 12.1(a).

“Final Price” has the meaning set forth in Section 12.1(a).

“Final Settlement Date” has the meaning set forth in Section 12.1(a).

“Final Settlement Statement” has the meaning set forth in Section 12.1(a).

“Final Tax Allocation” has the meaning set forth in Section 13.5.

“Fraud” means, with respect to any Party, an actual and intentional misrepresentation of material fact by a Party in the making of any representation or warranty set forth in Article V or Article VI of this Agreement or in any agreement, instrument or certificate delivered at Closing pursuant to this Agreement (and not, for the avoidance of doubt, in any other actual or alleged representation or warranty made orally or in writing); provided, however, that such actual and intentional misrepresentation of a Party shall only be deemed to exist with respect to such Party if such Party had (a) actual knowledge (as opposed to as opposed to imputed, implied or constructive knowledge, and without any duty or obligation of inquiry or investigation) that such representation or warranty made by such Party (as qualified by the applicable disclosure schedule) was actually and materially false on the date made, (b) specific intent of inducing the Party to whom such representation or warranty was made to act or refrain from acting and to receive a material benefit from such false representation or warranty, and (c) such other Party justifiably and reasonably relied on such materially false representation or warranty to its detriment and suffered actual and material Losses by reason of such reliance with no prior actual knowledge of such misrepresentation. Under no circumstances shall “Fraud” (i) apply to any matters first arising hereafter or (ii) include any equitable fraud, negligent misrepresentation, promissory fraud, unfair dealings, extra-contractual fraud or any other fraud or torts based on recklessness or negligence, and Fraud of any Person(s) shall not be imputed to any other Persons(s). For the avoidance of doubt, any reference in this Agreement to a Party’s Fraud will take into account all the requirements of this definition, including that the Party subject to such Fraud claim must have consciously participated in the Fraud.

“Fundamental Representations” means (a) as to Seller, Section 5.1, Section 5.2, Section 5.3, and Section 5.7, and (b) as to Purchaser, Section 6.1, Section 6.2, Section 6.3, and Section 6.5.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

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“Gas Index Price” means the price quoted in the Platts Inside FERC Gas Market Report under “Monthly Bidweek Spot Gas Prices” for the relevant month under the heading for “East Texas, Houston Ship Channel, Index.”

“Governmental Entity” shall mean any foreign, domestic, supranational, federal, territorial, state or local government or governmental entity, body or regulatory authority, taxing authority, self-regulatory organization, court, tribunal, arbitrator, judicial body, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, or agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substance” shall mean any substances, materials, chemicals or wastes that are regulated under, or for which liability or standards of conduct may be imposed pursuant to, any Environmental Law (including NORM, asbestos, petroleum and petroleum byproducts, and per- and polyfluoroalkyl substances).

“Hedge Contract” means any contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hedging Costs” means, with respect to any Approved Hedges entered into by Purchaser in contemplation of the transactions contemplated by this Agreement, the actual, out-of-pocket costs, fees or amounts payable to a Third Party counterparty as a direct result of terminating, unwinding, or otherwise closing out such Approved Hedges, including any documented breakage amounts, but excluding (i) any lost profits or opportunity costs, (ii) any mark-to-market losses not actually paid or incurred, (iii) internal costs or overhead of Purchaser or its Affiliates and (iv) any costs or losses attributable to Hedges entered into other than in reasonable anticipation of the Closing.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means all oil and gas and all other hydrocarbons produced or processed in association therewith.

“Imbalance” means any Pipeline Imbalance or Well Imbalance.

“Income Taxes” shall mean (a) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (b) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (a) above (but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), or (c) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (a) or (b) above.

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“Indemnified Party” has the meaning set forth in Section 11.7(a).

“Indemnifying Party” has the meaning set forth in Section 11.7(a).

“Individual Environmental Defect Threshold” has the meaning set forth in Section 4.15.

“Individual Title Defect Threshold” has the meaning set forth in Section 4.8.

“Interest Reduction” has the meaning set forth in the definition of “Permitted Encumbrances.”

“Interim Period” means the period from and after the execution of this Agreement up until the Closing.

“Knowledge” means with respect to (a) Seller, the actual knowledge (without any duty or obligation of inquiry or investigation) of the Persons set forth in Schedule 1.1(a) and (b) the Purchaser, the actual knowledge (without any duty or obligation of inquiry or investigation) of the Persons set forth in Schedule 1.1(b).

“Lands” has the meaning set forth in Section 2.2(c).

“Law” means any law (including common law), statute, judgment, ruling, injunction, regulation, ordinance, Order, code, rule or other act of or by any Governmental Entity (including any administrative, executive, judicial, legislative, regulatory or taxing authority).

“Leases” has the meaning set forth in Section 2.2(a).

“Longstop Date” has the meaning set forth in Section 10.1.

“Longstop Extension Date” has the meaning set forth in Section 10.1.

“Losses” means any and all claims, causes of action, proceedings, hearings, payments, charges, Orders, assessments, liabilities, losses, damages, penalties, fines, obligations, deficiencies, debts or costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or Remediation.

“Material Adverse Effect” means with respect to Seller, any event, result, occurrence, condition or circumstance that, individually or in the aggregate (whether foreseeable or not and whether covered by insurance or not), results in a material adverse effect on the (a) ownership or operation of the Assets, taken as a whole and as currently operated as of the Execution Date, or (b) ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Material Adverse Effect shall not include any material adverse effects resulting from: (i) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) changes in general market, economic, financial or political conditions (including changes in commodity prices (including Hydrocarbons), fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (iii) conditions (or changes in such conditions) generally affecting the oil and gas and/or gathering, processing or transportation industry whether as a whole or specifically in any area or areas where the Assets are located; (iv) acts of God, including storms or meteorological events; (v) Orders, actions or failures to act of Governmental Entities; (vi) civil unrest or similar disorder, the outbreak of hostilities, terrorist acts or war; (vii) any actions taken or omitted to be taken (A) by or at the written request or with the prior written consent of Purchaser or (B) as expressly permitted or prescribed hereunder; (viii) matters that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement; (ix) any Casualty Loss; (x) a change in Laws or in GAAP interpretation from and after the Execution Date; (xi) any failure to meet internal or third party projections or forecasts or revenue or earnings or reserve predictions; (xii) reclassification or recalculation of reserves in the ordinary course of business; (xiii) the outbreak or continuation of any disease, epidemic or pandemic (including the continuation of COVID-19 or any variation thereof) or any policy implemented regarding the foregoing; and (xiv) natural declines in well performance; provided, that, in each case, the changes and effects described in clauses (ii) and (iii) of this definition do not materially and disproportionately affect the Assets, taken as a whole.

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“Material Contract” has the meaning set forth in Section 5.10(a).

“M&M Interim Period” has the meaning set forth in Section 11.12.

“Net Revenue Interest” means with respect to any Well or Well Location, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Well Location (but limited to the applicable Subject Formation), after giving effect to all Burdens upon, measured by or payable out of production therefrom.

“Non-Recourse Person” has the meaning set forth in Section 15.15.

“NORM” means naturally occurring radioactive material.

“Oil Index Price” means the arithmetic average for the relevant month of the settlement prices for the Nearby Light Sweet crude oil futures contract on the New York Mercantile Exchange for each day such contract settles, excluding weekends and holidays, plus the weighted average quote for Argus WTI Houston trade differential, as published by Argus Media Ltd in the daily Argus Americas Crude report as quoted each day during the relevant month, excluding weekends and holidays.

“Offer Employee” has the meaning set forth in Section 7.5(a).

“Order” shall mean any outstanding order, ruling, judgment, writ, injunction, stipulation, award, determination or decree entered by or with any Governmental Entity.

“Parties” and “Party” has the meaning set forth in the Preamble.

“Permit” means all permits, licenses, authorizations, registrations, consents, certificates, exemption, identifications, variances, exemptions, waivers or approvals (in each case) or similar instruments granted or issued by any Governmental Entity.

“Permitted Encumbrances” means with respect to any Asset, any of the following:

(a)            the terms and conditions of all Leases and all Burdens upon, measured by or payable out of production if the net cumulative effect of such Leases and Burdens does not operate to (i) impair in any material respect the ownership and/or operation or use of the Assets by Seller (or by Purchaser as Seller’s successor in interest from and after Closing) as currently owned and/or operated by Seller, (ii) reduce the Net Revenue Interest of Seller in any Well or Well Location below the Net Revenue Interest as set forth on Exhibit B-1 or Exhibit B-2 (as to the applicable Subject Formation) for such Well or Well Location or (iii) increase the Working Interest of Seller in such Well or Well Location (as to the applicable Subject Formation) above the Working Interest for such Well or Well Location as set forth on Exhibit B-1 or Exhibit B-2 (as to the applicable Subject Formation) for such Well or Well Location (unless the Net Revenue Interest for such Well or Well Location is greater than the Net Revenue Interest for such Well or Well Location as set forth on Exhibit B-1 or Exhibit B-2 in the same proportion as any increase in such Working Interest) ((i)-(iii) collectively, an “Interest Reduction”);

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(b)            Preferential Rights, rights of first refusal, and consents (including Required Consents) to assignment and similar transfer restrictions or requirements, and any similar rights with respect to the Assets;

(c)            liens for Taxes or assessments not yet delinquent, or, if delinquent, that are being contested in good faith in the normal course of business and for which adequate reserves are made in accordance with GAAP;

(d)            materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, construction, and other similar liens or charges arising in the ordinary course of business (i) if they have not been filed pursuant to Law, (ii) if filed, they have not yet become due and payable, or (iii) if delinquent, that are being contested in good faith in the normal course of business;

(e)            Customary Post-Closing Consents and any required notices to, or filings with, Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement;

(f)             Except to the extent the same have already been triggered prior to the Closing Date, rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(g)            the Rights-of-Way and all other easements, rights-of-way, servitudes, Permits, surface leases and other rights relating to surface operations, facilities, pipelines, transmission lines, transportation lines, distribution lines and other like purposes, to the extent they do not result in an Interest Reduction;

(h)            all applicable permits and Laws and all rights reserved to or vested in any Governmental Entity (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any Asset; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned; or (iv) to enforce any obligations or duties affecting the Asset to any Governmental Entity with respect to any franchise, grant, license or permit;

(i)             rights of a common owner of any interest in Rights-of-Way or Permits held by Seller and such common owner as tenants in common or through common ownership;

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(j)             Encumbrances created under Leases or Rights-of-Way included in the Assets and/or operating agreements or production sales contracts or by operation of Law, in each case, in respect of obligations that are not yet due or delinquent or, if delinquent, which are being contested in good faith by appropriate procedures by or on behalf of Seller to the extent set forth on Schedule 5.9;

(k)            limitations (including drilling and operating limitations) imposed on the Assets (by reason of the rights of subsurface owners or operators in a common property (including the rights of utility owners)) to the extent they do not result in an Interest Reduction;

(l)             any Encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;

(m)            any Title Defects that Purchaser may have expressly waived in writing or which are deemed to have been waived under Section 4.4, or that do not meet the Individual Title Defect Threshold or Aggregate Defect Deductible as set forth in Section 4.8;

(n)            the terms and conditions of the Existing Contracts to the extent that they do not, individually or in the aggregate, result in an Interest Reduction;

(o)            the terms and conditions of this Agreement and any agreement or instrument that is executed or delivered hereunder;

(p)            all Imbalances;

(q)            the litigation, suits and proceedings set forth in Schedule 5.9;

(r)             lack of (i) contracts or rights for the transportation or processing of Hydrocarbons produced from the Assets, (ii) any rights-of-way for gathering or transportation pipelines or facilities that do not constitute any of the Assets, or (iii) in the case of a well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, pooling or operating agreements, unit designations, or production or drilling units not yet obtained, formed, or created;

(s)            Encumbrances, defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for ten (10) years, unless Purchaser provides affirmative evidence that such failure results in another Person’s competing claim of title to the relevant Assets;

(t)             any change to the Net Revenue Interest or Working Interest in the Wells or Well Locations after the Closing Date as a result of the establishment, amendment or modification of a unit or pool, whether by contract or by forced pooling order;

(u)            the treatment or classification of any horizontal well as an allocation well that crosses more than one tract, including (i) the failure of such tracts as to such well to be governed by a common pooling or unit agreement, or subject to a production sharing agreement or similar agreement, whether in whole or in part, or failure of the applicable lease to contain pooling provisions, or contain adequate pooling provisions, or the absence of any lease amendment or consent authorizing the pooling of such interests, and (ii) the allocation of Hydrocarbons produced from such well among such tracts based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such tract its share of such production;

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(v)            defects based on or arising out of the failure of Seller to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement, production allocation agreement, unit agreement, operating agreement, consolidation agreement or other similar agreement with respect to any horizontal Well that crosses more than one Lease or tract (i) to the extent such Well has been permitted by an applicable Governmental Entity or (ii) to the extent the allocation of Hydrocarbons produced from such Well among Leases or tracts is based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or tract its share of such production;

(w)           defects to the extent arising out of the lack of corporate or other entity authorization, a scrivener’s error, variation in corporate name, or defects consisting of failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, (in each case) unless Purchaser provides affirmative evidence that such that such corporate or other entity action was not authorized and has resulted, or such failure or omission (in either case) has resulted in another Person’s actual and superior claim of title to the relevant Asset;

(x)            defects based on a gap in Seller’s chain of title in the applicable county records, (i) so long as such gap does not provide a Third Party with a superior claim of title to the affected Asset or (ii) unless Purchaser affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain, which documents shall be included in a Title Defect Notice, and in each case, has resulted in another Person’s actual and superior claim of title to the affected Asset;

(y)            defects based upon the failure to record any federal, state or tribal Lease or Right-of-Way included in the Assets, or any assignments of interests in such Leases or Rights-of-Way included in the Assets, in the applicable county records, unless such failure has resulted in another Person’s actual and superior claim of title to the relevant Asset;

(z)            defects arising from any prior oil and gas lease relating to the lands covered by the Leases or Units not being surrendered of record, unless Purchaser provides affirmative evidence that such prior oil and gas lease is still in effect and has resulted in another Person’s competing claim of title to the relevant Lease or Well;

(aa)          defects that affect only which Person has the right to receive payments of royalties or other burdens on production and that do not affect the validity of the underlying Lease;

(bb)          defects based solely on (i) lack of information in Seller’s files, (ii) references to an unrecorded document to which neither Seller nor any Affiliate of Seller is a party and which document is dated earlier than January 1, 1960, or (iii) any Tax assessment, Tax payment or similar records or the absence of such activities or records, in each case, except to the extent such missing information is an unrecorded instrument from which Seller’s purported Defensible Title is derived;

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(cc)          Encumbrances, defects, burdens or irregularities or loss of title resulting from Seller’s conduct of business in compliance with this Agreement;

(dd)         Encumbrances created under deeds of trust, mortgages and similar instruments by the lessor under a Lease covering the lessor’s interests in the land covered thereby that would customarily be accepted in taking or purchasing such Leases and for which a reasonably prudent lessee would not customarily seek a subordination of such Encumbrance to the oil and gas leasehold estate prior to conducting drilling activities on the Lease, in each case, to the extent not subject to any current foreclosure proceedings;

(ee)         all defects or irregularities as to which the relevant statute(s) of limitations or prescription would bar any attack or claim against Seller’s title;

(ff)           all defects or irregularities resulting from lack of survey unless such survey is required by applicable Law or any Lease;

(gg)         all defects or irregularities resulting from the failure to record releases of liens, production payments or mortgages that have expired on their own terms, unless Purchaser provides affirmative evidence that such failure results in another Person’s actual and superior claim of title to the relevant Asset;

(hh)         Encumbrances, defects, burdens or irregularities arising out of the lack of recorded powers of attorney from any Person to execute and deliver documents on their behalf, unless Purchaser provides affirmative evidence that such failure results in another Person’s actual and superior claim of title to the relevant Asset;

(ii)            defects arising as a result of actions taken by Purchaser or Purchaser’s failure to consent to any action pursuant to Section 7.1;

(jj)            defects arising as a result of a change in applicable Law after the Execution Date, including changes that would raise the minimum landowner royalty;

(kk)          defects solely based on lack of a division order, unless such lack could reasonably be expected to result in another Person’s actual and superior claim of title to the relevant Asset; and

(ll)            Encumbrances, defects, burdens or irregularities or loss of title affecting ownership interests in formations other than the Subject Formation.

“Person” means an individual, firm, corporation, partnership, association, trust, limited liability company, joint venture, association, trust, unincorporated organization, or any other entity or organization, including government or political subdivisions or an agency, unit or instrumentality thereof.

“Pipeline Imbalance” means any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any contract or Law relating to the purchase and sale, gathering, transportation, storage, processing or marketing of such Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant contract or at Law, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

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“Plugging and Abandonment Obligations” has the meaning set forth in Section 11.1(b).

“Preferential Rights” has the meaning set forth in Section 4.10(a).

“Preliminary Settlement Statement” has the meaning set forth in Section 10.2.

“Property Expenses” means all operating expenses (including all insurance premiums or any other costs of insurance attributable to Seller’s and/or its Affiliates’ insurance and to coverage periods from and after the Effective Time but excluding in all cases, all costs and expenses of bonds, letters of credit or other surety instruments and excluding any Taxes) and all capital expenditures, in each case, incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged by third party operators to the Assets under the relevant operating agreement or unit agreement; but excluding Burdens and all Losses attributable to (i) personal injury or death, property damage or violation of any Law, (ii) Plugging and Abandonment Obligations, (iii) the Remediation of any environmental condition under applicable Environmental Laws, (iv) costs to cure any Title Defect or other title curative costs, (v) obligations with respect to Imbalances, (vi) obligations to pay Working Interest owners, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense, (vii) Casualty Loss (or any remediation costs related thereto), (viii) Seller’s or its Affiliates’ general and administrative and/or overhead costs, (ix) lease bonus or extension payments (unless previously approved by Purchaser in writing), or (x) costs to cure Seller’s breach of any representation made by Seller in Article V that Purchaser notifies Seller of prior to Closing.

“Property Taxes” means all ad valorem, real property, personal property, excise, sales, use and similar Taxes based upon or measured by the operation or ownership of the Assets (but excluding Severance Taxes).

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Group” means Purchaser and its Affiliates and each of their respective officers, directors, employees, agents and representatives.

“Purchaser’s Environmental Assessment” has the meaning set forth in Section 4.11(b).

“R&W Insurance Policy” has the meaning set forth in Section 7.3.

“Records” has the meaning set forth in Section 12.4(a).

“Reference Well” means the Galvan Ranch 5M, UWI 424794057700, located in Webb County, Texas.

“Remediation” means with respect to an environmental condition or Environmental Defect, the response required or allowed under Environmental Laws and by the relevant Governmental Entities that completely cures, corrects, removes and addresses (for current and future use in the same manner as being currently used) the identified environmental condition or Environmental Defect, including the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions (including any necessary filings or interactions with Governmental Entities), at the lowest cost (considered as a whole, taking into consideration any material negative impact such response may have on the operations of the relevant Assets and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws. “Remediation” may consist of or include taking no action, leaving the condition unaddressed, periodic monitoring, the use of institutional controls or the recording of notices in lieu of remediation, in each case, if such response is allowed under Environmental Laws and by the relevant Governmental Entities and completely addresses and resolves (for current and future use in the same manner as being currently used) the identified environmental condition or Environmental Defect. The terms “Remediate”, “Remediated” and other derivatives shall be construed accordingly.

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“Remediation Amount” means with respect to an Environmental Defect, the present value as of the Closing Date of the cost of the Remediation of such Environmental Defect; provided, however, that “Remediation Amount” shall not include (a) the costs of Purchaser’s and/or its Affiliate’s employees, or, if Seller is conducting the Remediation, Purchaser’s project manager(s) or attorneys, (b) expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Defect (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets, including in connection with ordinary course Permit renewal/amendment activities), (c) overhead costs of Purchaser and/or its Affiliates, (d) costs and expenses that would not have been required under Environmental Laws as they exist on the Defect Notice Date, or (e) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos-containing materials or NORM unless required to address a violation of Environmental Law.

“Required Approval” has the meaning set forth in Section 8.7.

“Required Consent” means any consent or approval (a) where the failure to obtain such consent or approval would cause (or give the lessor or grantor the right to cause) (i) the assignment of the Assets affected thereby to Purchaser to be void or voidable, (ii) the termination of or the right to terminate a Lease, Existing Contract or Right-of-Way under the express terms thereof, or (iii) the payment of any liquidated damages that Purchaser (in its sole discretion) has not agreed to pay or (b) to the extent such consent may be withheld in such counterparty’s sole discretion, denied in writing.

“Retained Specified Litigation” means the matters set forth on Schedule SL.

“Retained Properties” means the Apache Ranch and the Briscoe Ranch.

“Rights-of-Way” means, except for any Excluded Asset, all permits, licenses, servitudes, easements, surface leases, surface use agreements, rights-of-way and other surface rights agreements or interests used or held for use in connection with the ownership or operation of the Assets, other than Permits.

“SCADA” means supervisory control and data acquisition industrial control system.

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“Scheduled Closing Date” has the meaning set forth in Section 10.1.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations pertaining thereto.

“Seismic Data License Agreement” has the meaning set forth in Section 7.7.

“Select Water Agreement” means that certain water supply and transfer services agreement to be entered into between Seller and Select Water Solutions, LLC, substantially in the form attached hereto as Exhibit E.

“Seller” has the meaning set forth in the Preamble.

“Seller Group” means Seller and its Affiliates and each of their respective directors, officers, employees, agents and representatives.

“Seller’s Counsel” has the meaning set forth in Section 15.16(a).

“Severance Taxes” means all severance, production or other similar Taxes measured by Hydrocarbon production from the Assets, or the receipt of proceeds therefrom, but excluding Income Taxes.

“Shared Water Line” has the meaning set forth in Section 11.13(b).

“Special Warranty” has the meaning set forth in Section 5.12.

“Straddle Period” means with respect to any Asset Taxes, any Tax period beginning before and ending after the Effective Time.

“Subject Formation” means (a) as to any Well, the currently producing formation(s) of such Well, and (b) as to any Well Location, the Austin Chalk and Eagle Ford formations (or the stratigraphic equivalent thereof).

“Surviving Covenants” has the meaning set forth in Section 11.8.

“Suspense Funds” has the meaning set forth in Section 12.2.

“Target Settlement Date” has the meaning set forth in Section 12.1(a).

“Tax Purchase Price” has the meaning set forth in Section 13.5.

“Tax Returns” means any report, return, information statement, payee statement or other information provided to or required to be provided to any Governmental Entity with respect to Taxes, including any return of an affiliated, combined or unitary group, and any and all work papers relating thereto, including any schedule, attachment or amendment thereof.

“Taxes” means (a) all taxes, including any foreign, federal, state, or local income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, freehold mineral tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, severance or production tax, personal property tax, real property or ad valorem tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax, and estimated tax, assessments, duties, fees, or other charges in that nature of a tax imposed by a Governmental Entity and (b) any interest, fine, penalty or additions to tax imposed by a Governmental Entity in connection with any item described in clause (a).

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“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Claim” has the meaning set forth in Section 11.7(b).

“Title Arbiter” has the meaning set forth in Section 4.5(b).

“Title Benefit” has the meaning set forth in Section 4.9.

“Title Benefit Amount” has the meaning set forth in Section 4.9.

“Title Benefit Notice” has the meaning set forth in Section 4.9.

“Title Defect” means any Encumbrance that causes Seller not to have Defensible Title to any Well or Well Location.

“Title Defect Amount” has the meaning set forth in Section 4.7.

“Title Defect Notice” has the meaning set forth in Section 4.3(a).

“Title Defect Property” has the meaning set forth in Section 4.3(a).

“Title Defect Value” has the meaning set forth in Section 4.3(a).

“Title Dispute Notice” has the meaning set forth in Section 4.5(a).

“Title Disputed Matter” has the meaning set forth in Section 4.5(a).

“Transaction Documents” means those documents executed and delivered pursuant to or in connection with this Agreement.

“Transfer Taxes” has the meaning set forth in Section 13.3.

“Transition Services Agreement” means that certain transition services agreement between the Parties substantially in the form attached hereto as Exhibit D, to be executed and delivered at Closing.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“Units” has the meaning set forth in Section 2.2(c).

“Waiver of Subrogation Provision” has the meaning set forth in Section 7.3.

“Well Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

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“Well Location” means those drilling locations identified and described on Exhibit B-2.

“Wells” has the meaning set forth in Section 2.2(b).

“Willful Breach” means with respect to any Party, such Party knowingly and intentionally breaches in any material respect (by refusing to perform or taking an action prohibited) any material covenant applicable to such Party.

“Working Interest” means with respect to any Well or Well Location, the interest in and to such Well or Well Location that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well or Well Location, but without regard to the effect of any Burdens.

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